UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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ESPERION THERAPEUTICS, INC.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 15, 2021
To Our Stockholders:
You are cordially invited to attend the 2021 Annual Meeting of Stockholders of Esperion Therapeutics, Inc. on Thursday, May 27, 2021, at 8:00 a.m. Eastern Time (the "Annual Meeting") to be held as a virtual meeting, at which you will be able to attend, vote and submit your questions, at www.virtualshareholdermeeting.com/ESPR2021.
The Notice of 2021 Annual Meeting of Stockholders and the Proxy Statement contain details of the business to be conducted at the Annual Meeting and information you should consider when you vote your shares.
At the Annual Meeting, the agenda includes (1) the election of three directors, (2) the approval, by non-binding advisory vote, of the compensation of our named executive officers, (3) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021, and (4) to transact any other business that properly comes before the Annual Meeting. The Board of Directors unanimously recommends that you vote FOR the election of each director nominee, FOR the advisory resolutions approving the compensation of our named executive officers, and FOR the ratification of the appointment of Ernst & Young LLP.
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote by submitting your proxy via the Internet at the address listed on the proxy card or by signing, dating, and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.
On behalf of our Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Esperion Therapeutics, Inc. I look forward to speaking with as many of our stockholders as possible at the Annual Meeting.

Sincerely,

Tim M. Mayleben President and Chief Executive Officer

Esperion Therapeutics, Inc.
3891 Ranchero Drive, Suite 150
Ann Arbor, MI 48108
NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

TIME:	8:00 a.m., Eastern Time, on Thursday, May 27, 2021
PLACE:	Virtually at www.virtualshareholdermeeting.com/ESPR2021, where you can attend the meeting and submit your questions during the meeting.
PURPOSES:

•To elect three Class II directors, Jeffrey Berkowitz, J.D., Antonio M. Gotto Jr., M.D., D.Phil. and Nicole Vitullo to hold office until the 2024 Annual Meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation or removal;

•To approve, on a non-binding advisory basis, the compensation of our named executive officers;

•To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and

•To transact any other business that properly comes before the Annual Meeting (including adjournments and postponements thereof).

•To transact any other business that properly comes before the Annual Meeting (including adjournments and postponements thereof).
RECORD DATE:	Stockholders of record at the close of business on March 29, 2021 are entitled to vote at the Annual Meeting of Stockholders.
VOTING BY PROXY:	If you cannot attend the Annual Meeting of Stockholders, you may vote your shares via the Internet or by telephone by following the instructions on your proxy card and on www.proxyvote.com, or by signing, voting and returning the proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. For specific instructions on how to vote your shares, please review the instructions for each of these voting options as detailed in your Notice and in this Proxy Statement. If you attend the Annual Meeting, you may vote directly even if you have previously voted via the Internet, by telephone or by returning your proxy card.

By Order of the Board of Directors,

Richard B. Bartram Corporate Secretary Ann Arbor, Michigan April 15, 2021

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS
We are furnishing proxy materials to our stockholders primarily via the Internet. On April 15, 2021, we mailed to our stockholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our Proxy Statement and our 2020 Annual Report. The Notice of Internet Availability also instructs you on how to submit your proxy or voting instructions through the Internet or to request a paper copy of our proxy materials, including a proxy card or voting instruction form that includes instructions on how to submit your proxy or voting instructions by mail or telephone. Other stockholders, in accordance with their prior requests, have received e-mail access to our proxy materials and instructions to submit their vote via the Internet, or have been mailed paper copies of our proxy materials and a proxy card or voting instruction form.
A copy of our Proxy Statement and our 2020 Annual Report are also available on the Internet at http://investor.esperion.com/financials.cfm.
Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the Annual Meeting, and conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.
ATTENDING THE ANNUAL MEETING
Attending and participating via the Internet:
•any stockholder as of the record date can attend the 2021 Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/ESPR2021

•webcast starts at 8:00 a.m. Eastern Time on May 27, 2021

•stockholders may vote and submit questions while attending the Annual Meeting on the Internet

•instructions on how to attend and participate in the Annual Meeting via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/ESPR2021
Anyone can view the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/ESPR2021.

Webcast replay of the Annual Meeting will be available until May 26, 2022.

QUESTIONS

For questions regarding	Contact

• Annual Meeting	Esperion Investor Relations:
• stock ownership	734-887-3903
• voting

PROXY STATEMENT
FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 27, 2021

GENERAL INFORMATION
Our Board of Directors (the "Board") solicits your proxy on our behalf for the 2021 Annual Meeting of Stockholders (the "Annual Meeting") and at any postponement or adjournment of the Annual Meeting for the purposes set forth in this Proxy Statement and the accompanying Notice of 2021 Annual Meeting of Stockholders (the "Notice"). The Annual Meeting will be held at 8:00 a.m. Eastern Time on May 27, 2021, virtually at www.virtualshareholdermeeting.com/ESPR2021. This Proxy Statement is scheduled to be sent or made available to stockholders on or about April 15, 2021.
In this Proxy Statement the terms "Esperion," "the company," "we," "us," and "our" refer to Esperion Therapeutics, Inc. The mailing address of our principal executive offices is Esperion Therapeutics, Inc., 3891 Ranchero Drive, Suite 150, Ann Arbor, MI 48108.

Record Date	March 29, 2021.
Quorum	A majority of the shares of all issued and outstanding stock entitled to vote on the record date must be present in person or represented by proxy to constitute a quorum.
Shares Outstanding	28,155,998 shares of common stock outstanding as of March 29, 2021.
Voting	There are four ways a stockholder of record can vote:
	(1)	By Internet: You may vote over the Internet by following the instructions provided in the Notice or, if you receive your proxy materials by U.S. mail, by following the instructions on the proxy card.
	(2)	By Telephone: If you receive your proxy materials by U.S. mail, you may vote by telephone by following the instructions on the proxy card.
	(3)	By Mail: If you receive your proxy materials by U.S. mail, you may complete, sign and return the accompanying proxy card in the postage-paid envelope provided.
	(4)	Directly at the Annual Meeting: If you are a stockholder as of the record date, you may vote directly at the meeting by going to www.virtualshareholdermeeting.com/ESPR2021 and using your unique control number that was included in the Notice of Availability of Proxy Materials you received in the mail. Submitting a proxy will not prevent a stockholder from attending the Annual Meeting, revoking their earlier-submitted proxy, and voting directly at the meeting. Voting directly at the Annual Meeting will revoke and replace any previous proxies or voting instructions submitted.

In order to be counted, proxies submitted by telephone or Internet must be received by 11:59 p.m. Eastern Time on May 26, 2021. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.
If you hold your shares through a bank or broker, please follow their instructions.
Revoking Your Proxy	Stockholders of record may revoke their proxies by attending the Annual Meeting and voting directly at the meeting, by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with our Secretary before the vote is counted or by voting again using the telephone or Internet before the cutoff time (your latest telephone or Internet proxy is the one that will be counted). If you hold shares through a bank or broker, you may revoke any prior voting instructions by contacting that firm.
Votes Required to Adopt Proposals	Each share of our common stock outstanding on the record date is entitled to one vote on any proposal presented at the Annual Meeting:
For Proposal One, the election of directors, the three nominees receiving the plurality of votes entitled to vote and cast will be elected as directors.
For Proposal Two, the affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on such matter is required for the approval of the non-binding advisory resolution to approve the compensation of our named executive officers.

For Proposal Three, the affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on such matter is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

Effect of Abstentions and Broker Non-Votes
Abstentions with respect to and votes withheld from any nominee, and "broker nonvotes" (i.e. where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. With respect to the election of directors, you may vote "for" or "withhold" authority to vote for each of the nominees. Shares voting "withheld" have no effect on the election of directors. With respect to the proposals to approve the advisory vote on the compensation of our named executive officers and the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021, you may vote "for", "against" or "abstain" from such proposal. Abstentions are not counted as votes cast and thus will have no effect on such proposals.

Under the rules that govern brokers holding shares for their customers, brokers who do not receive voting instructions from their customers have the discretion to vote uninstructed shares on routine matters, but do not have discretion to vote such uninstructed shares on non-routine matters. Only Proposal Three, the ratification of the appointment of Ernst & Young LLP, is considered a routine matter where brokers are permitted to vote shares held by them without instruction. If your shares are held through a broker, those shares will not be voted in the election of directors or the proposal to approve the advisory vote on the compensation of our named executive officers, unless you affirmatively provide the broker instructions on how to vote. “Broker non-votes” are not counted as votes cast and will have no effect on the outcome of such proposals.

Voting Instructions
If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not direct how your shares should be voted on each item, the persons named as proxies will vote FOR the election of the nominees for director, FOR the approval of the advisory resolution on the compensation of our named executive officers, and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment, although we have not received timely notice of any other matters that may be properly presented for voting at the Annual Meeting.

Voting Results	We will announce preliminary results at the Annual Meeting. We will report final results by filing a Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.
Additional Solicitation/Costs	We are paying for the distribution of the proxy materials and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out- of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies. Our directors, officers, and employees may also solicit proxies on our behalf in person, by telephone, email or facsimile, but they do not receive additional compensation for providing those services.

PROPOSAL ONE
ELECTION OF CLASS II DIRECTORS
Number of Directors; Board Structure
Our Board is divided into three staggered classes of directors as nearly equal in number as possible. One class is elected each year at the Annual Meeting of stockholders for a term of three years. The term of the Class II directors expires at the 2021 Annual Meeting. The term of the Class III directors expires at the 2022 Annual Meeting and the term of the Class I directors expires at the 2023 Annual Meeting. After the initial terms expire, directors are expected to be elected to hold office for a three-year term or until the election and qualification of their successors in office.
Nominees
Based on the recommendation of the nominating and corporate governance committee of our Board, our Board has nominated Jeffrey Berkowitz, J.D., Antonio M. Gotto Jr., M.D., D.Phil., and Nicole Vitullo for election as Class II directors. Each will serve for three-year terms ending at the 2024 Annual Meeting or until their successors are elected and qualified. Each of the nominees is a current member of our Board and has consented to serve if elected.
Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received "for" the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on the Board. The Board may fill such vacancy at a later date or reduce the size of the Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.
Recommendation of the Board
         THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.
The biographies of each of the nominees and continuing directors below contain information regarding each such person's service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee to determine that the person should serve as a director of the company. In addition to the information presented below regarding each such person's specific experience, qualifications, attributes and skills that led the Board and its nominating and corporate governance committee to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our Board. Finally, we value our directors' experience in relevant areas of business management and on other boards of directors and board committees.
Our corporate governance guidelines also dictate that a majority of the Board be comprised of independent directors whom the Board has determined have no material relationship with the company and who are otherwise "independent" directors under the published listing requirements of the NASDAQ Stock Market.
Nominees for Election for a Three-Year Term Ending at the 2024 Annual Meeting
Jeffrey Berkowitz, J.D., 55, was appointed to our Board in December 2017. Mr. Berkowitz is currently the Chief Executive Officer of Real Endpoints. Mr. Berkowitz served as the former executive vice president of Optum, Inc., a health services platform business of UnitedHealth Group, Inc., between 2016 and 2017. From 2010 to 2015, he was executive vice president and president of Pharma and Global Market Access with Walgreens Boots Alliance, Inc., a global pharmacy-led, health and well-being enterprise, where he was responsible for generic and branded procurement, specialty pharmacy, and inventory management and oversaw relationships with pharmaceutical companies as well as pricing and reimbursement strategies with all payer segments. In addition, Mr. Berkowitz served as president of Walgreens Boots Alliance Development, GmbH, a joint venture between Walgreens Co. and Alliance Boots located in Switzerland; and has held a variety of senior executive positions with increasing responsibility in market access, sales and marketing with Merck and Schering-Plough as well as serving as a healthcare attorney at Proskauer, LLP. Mr. Berkowitz serves on the board of directors of H. Lundbeck A/S since March 2018, Zealand Pharmaceuticals (NASDAQ: ZEAL) since March 2019 and Uniphar PLC since September 2020. Mr. Berkowitz previously served on the board of directors of Infinity Pharmaceuticals (NASDAQ: INFI) from March 2014 to June 2020. Mr. Berkowitz earned his B.A. in political science from Union College in Schenectady, N.Y., and his J.D. from Brooklyn Law School in Brooklyn, N.Y. We believe that Mr. Berkowitz is qualified to serve as a member of our Board based on his substantial experience in global pharmaceutical development, commercialization and market access.
Antonio M. Gotto Jr., M.D., D.Phil., 85, has served as a member of our Board since January 2014. Dr. Gotto currently serves as Dean Emeritus and as a member of the Board of Fellows of the Joan and Sanford I. Weill Medical College of Cornell University. From January 1997 to December 2011, he served as the Stephen and Suzanne Weiss Dean of the Joan and Sanford I. Weill Medical College of Cornell University and Provost for Medical Affairs of Cornell University. Previously, Dr. Gotto served as J.S. Abercrombie Chair of Atherosclerosis and Lipoprotein Research and Chairman and Professor of the Department of Medicine at Baylor College of Medicine and Methodist Hospital. Dr. Gotto currently serves as a member of National Academy of Medicine and as a Fellow of the American Academy of Arts and Sciences. Dr. Gotto is also a past president of the International Atherosclerosis Society and a past president of the American Heart Association. He is also immediate past president of the National Lipid Association. Dr. Gotto holds a B.A. degree from Vanderbilt University, a D.Phil. degree in Biochemistry from Oxford University in England, where he was a Rhodes Scholar, and an M.D. degree from Vanderbilt University School of Medicine. He completed his residency training at Massachusetts General Hospital in Boston, Massachusetts. Dr. Gotto was a member of the board of directors of Aegerion Pharmaceuticals, Inc. until December 2, 2016, when it merged to form Novelion Therapeutics, Inc. (NASDAQ: NVLN). We believe that Dr. Gotto is qualified to serve as a member of our Board based on his broad industry experience and expertise in lipid disorders.
Nicole Vitullo, 63, has served as a member of our Board since April 2008 and as our Lead Independent Director since December 2015. Ms. Vitullo joined Domain Associates, LLC, a venture capital firm with an exclusive focus on life sciences in 1999 and became a Partner in 2004. From 1992 to 1999, Ms. Vitullo was Senior Vice President at Rothschild Asset Management, Inc. Ms. Vitullo is a director of a number of companies including Antios Therapeutics, Exalys Therapeutics, and Marinus Pharmaceuticals, Inc. (NASDAQ: MRNS). She previously served on the boards of Achillion Pharmaceuticals, Inc. (acquired by Alexion Pharmaceuticals), Celator Pharmaceuticals (acquired by Jazz Pharmaceuticals), Durata Therapeutics (acquired by Actavis PLC), VentiRx Pharmaceuticals (acquired by Celgene, Inc.), Calixa Therapeutics (acquired by Cubist Pharmaceuticals), Cerexa (acquired by Forest Laboratories), Onyx Pharmaceuticals and Cotera, Inc. Ms. Vitullo received a B.A. and an M.B.A. from the University of Rochester. We believe Ms. Vitullo's experience working with and serving on the boards of directors of life sciences companies and her experience working in the venture capital industry qualifies her to serve as a member of our Board.
Directors Continuing in Office Until the 2022 Annual Meeting

Alan Fuhrman, 64, was appointed to our Board in March 2020. Mr. Fuhrman is the former Chief Financial Officer of Amplyx Pharmaceuticals, a biotechnology company focused on developing novel products for life-threatening infections from December 2017 to June 2020. Mr. Fuhrman previously served as the Chief Financial Officer of Mirna Therapeutics, a clinical-stage microRNA company, from 2015 until it merged with Synlogic in August 2017 and at Ambit Biosciences, from 2010 to 2015, where he helped lead the company through its initial public offering and oversaw financial, investor and administrative operations until its sale to Daiichi Sankyo in 2014. Mr. Fuhrman is a member of the board of directors for SpringWorks Therapeutics (NASDAQ: SWTX) and Checkmate Pharmaceuticals (NASDAQ: CMPI). Previously, Mr. Fuhrman also served on the Board of Directors and as Chair of the Audit Committee for Loxo Oncology until its sale to Eli Lilly in the first quarter of 2019. Earlier in his career, Mr. Fuhrman practiced as a certified public accountant with Coopers & Lybrand. Mr. Fuhrman earned a B.S. in business administration and agricultural economics from Montana State University. We believe that Mr. Fuhrman is qualified to serve as a member of our Board based on his over 20 years of executive financial experience in biotechnology, medical devices, technology and services and experiences in a wide variety of both public and private company financial transactions.
Daniel Janney, 55, has served as a member of our Board since November 2012. Mr. Janney is a Managing Director at Alta Partners, a life sciences venture capital firm, which he joined in 1996. Prior to joining Alta, from 1993 to 1996, he was a Vice President in Montgomery Securities' healthcare and biotechnology investment banking group, focusing on life sciences companies. Mr. Janney is a director of a number of companies including Allakos Inc. (NASDAQ: ALLK), Be Biopharma, Curasen Therapeutics, Krystal Biotech (NASDAQ: KRYS), Lassen Therapeutics, Novome Biotechnologies and Prolacta Bioscience, Inc. He holds a Bachelor of Arts in History from Georgetown University and an M.B.A. from the Anderson School at the University of California, Los Angeles. We believe Mr. Janney's experience working with and serving on the boards of directors of life sciences companies and his experience working in the venture capital industry qualifies him to serve as a member of our Board.
Jay P. Shepard, 63, was appointed to our Board in May 2018. Mr. Shepard served as the President and Chief Executive Officer of Aravive (NASDAQ: ARAV) from May 2015 to January 2020, and previously served as Executive Chairman of the Versartis, Inc. Board of Directors from December 2013 to 2015. Versartis merged with Aravive Biologics in 2018. From 2008 to 2015, Mr. Shepard was the Executive Partner at Sofinnova Ventures. Previously, he was the President and Chief Executive Officer of NextWave Pharmaceuticals (acquired by Pfizer), President and Chief Executive Officer of Ilypsa (acquired by Amgen), interim President and Chief Executive Officer of Relypsa (Ilypsa’s spin-out company, which was acquired by Galencia), and Vice President of Commercial

Operations at Telik and Oncology Business Unit Head of Alza Pharmaceuticals (Alza was acquired by Johnson & Johnson). He has over 35 years of experience in the pharmaceutical, biotechnology and drug delivery arenas, and has participated in or led over 16 product launches by preparing markets and establishing sales and marketing operations. Mr. Shepard also serves as the chairman of the board of the Christopher & Dana Reeve Foundation and a board member of Inovio Pharmaceuticals, Inc. (NASDAQ: INO), Ironwood Pharmaceuticals, Inc. (NASDAQ: IRWD) and is an operating partner at Catalys Pacific, a venture group focused on licensing drug programs and creating new companies in the US and Japan. Mr. Shepard holds a B.S. in business administration from the University of Arizona. We believe that Mr. Shepard is qualified to serve as a member of our Board based on his substantial experience supporting the launch and commercialization of biopharmaceutical products.
Directors Continuing in Office Until the 2023 Annual Meeting
Tim M. Mayleben, 60, has served as our President and Chief Executive Officer since December 2012 and as a member of our Board since February 2010. Prior to joining Esperion, Mr. Mayleben was President, CEO and a director of Vericel Corporation (NASDAQ: VCEL) (formerly Aastrom Biosciences). Previously, Mr. Mayleben was President, Chief Operating Officer and a director of NightHawk Radiology Holdings, Inc. Prior to joining Nighthawk, he was the COO of the original Esperion, until its acquisition by Pfizer in 2004. Mr. Mayleben is an advisor to, investor in, and member of the board of directors of several life science companies, including Kaléo Pharma and Marinus Pharmaceuticals (NASDAQ: MRNS). Mr. Mayleben previously served as a director with several life science companies, including Loxo Oncology, Inc. prior to its acquisition by Eli Lilly, and the Wolverine Venture Fund. Mr. Mayleben earned an M.B.A., with distinction, from the J.L. Kellogg Graduate School of Management at Northwestern University, and a B.B.A. from the University of Michigan, Ross School of Business. We believe that Mr. Mayleben’ s experience working in the life sciences industry, including over a decade of experience as an executive officer of several life sciences companies, qualifies him to serve as a member of our Board.
Mark E. McGovern, M.D., FACC, FACP, 67, became a member of our Board in February 2014. Dr. McGovern is a board-certified cardiologist with over 20 years of experience developing lipid regulating therapies, and since 2007, has served as a consultant to the pharmaceutical industry in cardiovascular and lipid regulation. Dr. McGovern spent 10 years, from 1997 to 2007, at Kos Pharmaceuticals, where he last served as Executive Vice President, Medical Affairs, and Chief Medical Officer, prior to its acquisition by Abbott Laboratories. Prior to joining Kos Pharmaceuticals, Dr. McGovern spent 11 years at Bristol-Myers Squibb (NYSE: BMY), from 1986 to 1997, in various capacities, including Executive Director, Heart Failure and Atherosclerosis Clinical Research. Dr. McGovern earned his Bachelor's degree summa cum laude from Princeton University and his medical degree from the University of Vermont. Dr. McGovern is a Fellow of the American College of Cardiology and the American College of Physicians, and has published extensively on lipid management and its role in the treatment of coronary heart disease. We believe Dr. McGovern is qualified to serve as a member of our Board based on his broad experience in the industry in which we operate and his expertise in lipid regulating therapies.
Tracy M. Woody, 51, has served as a member of our Board since May 2019. Ms. Woody currently serves as the Executive Vice President of Corporate Strategy at Protagonist Therapeutics (NASDAQ: PTGX) since April 2020. Ms. Woody previously served as Chief Commercial Officer of Versartis, Inc. from 2017 to 2018 and KemPharm, Inc. from 2015 to 2016. Prior to KemPharm, Ms. Woody was Vice President of Sales and Marketing of NextWave Pharmaceuticals (acquired by Pfizer), and Vice President of Business Development and Vice President of Sales and Marketing at Greer Laboratories. Ms. Woody currently serves as a board member of Shorla Pharma. Ms. Woody has over 25 years of commercial experience in pharmaceuticals, biologics, and medical devices, across a wide range of therapeutic areas in diverse markets. Ms. Woody also has experience with multi-billion dollar revenue brands as well as products in the rare disease space. Ms. Woody holds a Bachelor’s degree in Health Promotion and Applied Physiology from East Carolina University. We believe that Ms. Woody is qualified to serve as a director based on her substantial experience in all aspects of commercial operations across a wide range of therapeutic areas for both emerging and established companies.

EXECUTIVE OFFICERS
The following table presents our current executive officers, their respective positions, and their respective ages as of March 19, 2021. Biographical information pertaining to Mr. Mayleben, who serves as both a director and an executive officer, can be found in the section entitled "Proposal One, Election of Class II Directors."

Name	Age	Position
Tim M. Mayleben	60	President and Chief Executive Officer
Richard B. Bartram	39	Chief Financial Officer
Sheldon L. Koenig	55	Chief Operating Officer
Ashley Hall	49	Chief Development Officer
Richard B. Bartram has served as our Chief Financial Officer since January 2018. Previously, he served as our Vice President, Finance, from 2015, and as our Controller between February 2013 and January 2015. Prior to joining Esperion, Mr. Bartram served as Assurance Manager with PricewaterhouseCoopers where he held various positions of increasing responsibility over almost eight years with the firm. Mr. Bartram earned both Master's and Bachelor's degrees in accounting from Michigan State University and is a Certified Public Accountant in the state of Michigan.
Sheldon L. Koenig has served as our Chief Operating Officer since December 2020. Prior to joining Esperion, Mr. Koenig served as the Executive Vice President and Chief Commercial Officer at Portola Pharmaceuticals, Inc. from January 2019 to August 2020 until it was acquired by Alexion. From January 2016 to July 2018, Mr. Koenig was senior vice president and head of the cardiovascular franchise for Sanofi where he led U.S. business operations and product launches internationally. Prior to that, Mr. Koenig served as vice president and global brand leader for the cardiovascular division of Merck & Co, Inc. where, for more than 25 years, he took on roles of increasing responsibility within the company’s cardiovascular and thrombosis franchises and led marketing for the launch of ezetimibe. Mr. Koenig holds a Master of Business Administration degree from Monmouth University and a Bachelor of Applied Science from Drexel University.
Ashley Hall has served as our Chief Development Officer since August 2019. Previously, she served as our Senior Vice President of Global Regulatory Affairs and Policy from January 2018 and our Vice President of Global Regulatory Affairs and Policy from August 2015 where she was responsible for the strategic leadership and global regulatory development of NEXLETOL® (bempedoic acid) and NEXLIZET® (bempedoic acid and ezetimibe) tablets. Prior to joining Esperion, Ms. Hall was Global Regulatory Lead for Cardiovascular at Amgen and oversaw the regulatory strategy and global filings for the REPATHATM program, leading to the world’s first approval of a PCSK9 inhibitor for cholesterol lowering, from 2010 to 2015. Previously, Ms. Hall served as the Vice President of Regulatory Affairs at Micromet, which was acquired by Amgen, the Vice President of Regulatory and Clinical Affairs at RevoGenex, and the Director of World Wide Regulatory Affairs with the oncology team at MedImmune (AstraZeneca). Ms. Hall also held various roles of increasing responsibility in global regulatory affairs at Abraxis BioScience, La Jolla Pharmaceutical Company and Amgen. Ms. Hall earned a Juris Doctorate at the University of San Diego School of Law and a Bachelor of Science in Biochemistry and Cell Biology at the University of California San Diego.

CORPORATE GOVERNANCE
Board Independence

Our Board has determined that all members of the Board, with the exception of Mr. Mayleben and Mr. Berkowitz, are independent, as determined in accordance with the rules of the NASDAQ Stock Market. In making such independence determination, the Board considered the relationships that each such non-employee director has with us and all other facts and circumstances that the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of the directors listed above, our Board considered the association of our directors with the holders of more than 5% of our common stock. The composition and functioning of our Board and each of our committees complies with all applicable requirements of the NASDAQ Stock Market and the rules and regulations of the Securities and Exchange Commission (the “SEC”). There are no family relationships among any of our directors or executive officers.
At least annually, the Board will evaluate all relationships between us and each director in light of relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with such director's ability to satisfy his or her responsibilities as an independent director. Based on this evaluation, the Board will make an annual determination of whether each director is independent within the meaning of NASDAQ's, the SEC’s, and our applicable committees' independence standards.
Involvement in Certain Legal Proceedings
None of our officers or directors have, during the last ten years: (i) been convicted in or is currently subject to a pending criminal proceeding; (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any federal or state securities or banking laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law, nor (iii) has any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy or for the two years prior thereto or been subject to any of the items set forth under Item 401(f) of Regulation S-K.
Code of Professional and Ethical Conduct
We have adopted a Code of Professional and Ethical Conduct applies to all of our employees, officers and directors, including those employees responsible for financial reporting. The current version of the Code of Professional and Ethical Conduct is available on our website at https://esperion.com/the-esperion-story/ethics-compliance. A copy of the Code of Professional and Ethical Conduct may also be obtained, free of charge, upon a request directed to: Esperion Therapeutics, Inc., 3891 Ranchero Drive, Suite 150, Ann Arbor, MI 48108, Attention: Chief Financial Officer. We intend to disclose any amendment or waiver of a provision of the Code of Professional and Ethical Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions, by posting such information on our website (available at http://www.esperion.com) and/or in our public filings with the SEC.
Corporate Governance Guidelines
The Board has adopted corporate governance guidelines to assist and guide its members in the exercise of its responsibilities. These guidelines should be interpreted in accordance with any requirements imposed by applicable federal or state law or regulation, NASDAQ and our certificate of incorporation and bylaws. Our corporate governance guidelines are available in the corporate governance section of our website at http://investor.esperion.com/corporate-governance.cfm. Although these corporate governance guidelines have been approved by the Board, it is expected that these guidelines will evolve over time as customary practice and legal requirements change. In particular, guidelines that encompass legal, regulatory or exchange requirements as they currently exist will be deemed to be modified as and to the extent that such legal, regulatory or exchange requirements are modified. In addition, the guidelines may also be amended by the Board at any time as it deems appropriate.

Board and Committee Meetings
The Board meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring their approval. It also holds special meetings when important matters require action between scheduled meetings. Members of senior management regularly attend meetings to report on and discuss their areas of responsibility. During 2020, the Board held 14 meetings and acted by unanimous written consent five times. The Board has four standing committees:
•     the audit committee, which held four meetings in 2020;

•     the compensation committee, which held 12 meetings and acted by unanimous written consent two times in 2020;

•     the nominating and corporate governance committee, which held two meetings and acted by unanimous written consent twice in 2020; and

•     the compliance committee, which held three meetings in 2020.

Each of the incumbent directors of the Board attended at least 75% of the aggregate of all meetings of the Board and all meetings of committees of our Board upon which they served (during the periods that they served) during 2020. The Board of Directors regularly holds executive sessions of the independent directors. Executive sessions do not include employee directors or directors who do not qualify as independent under NASDAQ and SEC rules.
Annual Meeting Attendance
It is our policy that members of our Board are encouraged to attend annual meetings of our stockholders. Three of our directors at the time of our 2020 Annual Meeting of stockholders attended that meeting.

Committees
Our bylaws provide that the Board may delegate responsibility to committees. The Board has four standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee and a compliance committee. The Board has also adopted a written charter for each of the four standing committees. Each committee charter is available in the corporate governance section of our website at http://investor.esperion.com/corporate-governance.cfm.
Audit Committee
Mr. Fuhrman, Mr. Janney and Mr. Shepard currently serve on the audit committee, which is chaired by Mr. Fuhrman. Dr. Scott Braunstein served on our audit committee and was the chair of the audit committee until his resignation on March 14, 2020. Our Board has determined that each member of the audit committee is "independent" for audit committee purposes as that term is defined in the applicable rules of the SEC and the NASDAQ Stock Market. Our Board of Directors has designated Mr. Fuhrman as the "audit committee financial expert," as defined under the applicable rules of the SEC. The audit committee's responsibilities include:
•     appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•     approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•     reviewing the internal audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;

•     reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•     reviewing the adequacy of our internal control over financial reporting;

•     establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•     recommending, based upon the audit committee's review and discussions with management and our independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•     monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•     preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

•     reviewing all related party transactions for potential conflict of interest situations and approving all such transactions; and

•     reviewing quarterly earnings releases.

Compensation Committee
Mr. Shepard, Ms. Vitullo and Ms. Woody currently serve on the compensation committee, which is chaired by Mr. Shepard. Mr. Berkowitz also served as a member of the compensation committee until March 29, 2020. Our Board has determined that each member of the compensation committee is "independent" as that term is defined in the applicable NASDAQ Stock Market rules, and is "non-employee director" for purposes of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").
The compensation committee's responsibilities include:
•     annually reviewing and approving corporate goals relevant to the compensation of our Chief Executive Officer (“CEO”);

•     evaluating the performance of our CEO in light of such corporate goals and determining the compensation of our CEO;

•     reviewing and approving the compensation of our other executive officers;

•     reviewing and establishing our overall management compensation philosophy and policy;

•     overseeing and administering our compensation and similar plans;

•     evaluating and assessing potential and current compensation advisers in accordance with the independence standards identified in the applicable NASDAQ Stock Market rules;

•     retaining and approving the compensation of any compensation advisers;

•     reviewing and approving our policies and procedures for the grant of equity based awards;

•     reviewing and making recommendations to our Board with respect to the compensation of our non-employee directors;

•     preparing the compensation committee report to accompany our Compensation Discussion and Analysis; and

•     reviewing and discussing with management the compensation disclosure required to be included in our Annual Report on Form 10-K or definitive proxy statement.

Nominating and Corporate Governance Committee
Drs. Gotto and McGovern and Ms. Woody currently serve on the nominating and corporate governance committee, which is chaired by Dr. Gotto. Previously, Ms. Vitullo served as the chair of the nominating and corporate governance committee until October 19, 2020. Our Board has determined that each member of the nominating and corporate governance committee is "independent" as that term is defined in the applicable NASDAQ Stock Market rules. The nominating and corporate governance committee's responsibilities include:
•    developing and recommending to the Board of Directors criteria for Board and committee membership;

•    establishing procedures for identifying and evaluating Board candidates, including nominees recommended by stockholders;

•    identifying individuals qualified to become members of the Board;

•    recommending to the Board the persons to be nominated for election as directors and to each of the Board's committees;

•    developing and recommending to the Board a set of corporate governance guidelines; and

•    overseeing the evaluation of the Board and management.

Compliance Committee
Mr. Berkowitz, Mr. Fuhrman and Ms. Vitullo currently serve on the compliance committee, which is chaired by Mr. Berkowitz. The compliance committee's responsibilities include:
•     assessing the adequacy of our compliance with applicable legal and regulatory requirements and industry codes, as well as the Company’s Code of Conduct;

•     assessing the adequacy of implementation and effectiveness of our ethics, quality and compliance program periodically to ensure a satisfactory system of compliance and risk management is operating within the Company;

•     assessing the adequacy of the channels available for reporting concerns regarding compliance-related activities, as well as the policies protecting the anonymity of the reporter and prohibiting retaliation;

•     assessing the adequacy of our approach to, and results of, risk identification and assessment conducted by management and the appropriateness of risk management plans and their status;

•     assessing the adequacy of reports on internal investigations or government or regulatory inquiries or actions that may cause significant financial or reputational damage to us, or that otherwise indicate a potentially significant compliance issue within the Company;

•     receiving information from management about current and emerging legal and regulatory compliance risks and enforcement trends that may affect our business operations, performance or strategy; and

•     unless otherwise overseen by the audit committee, oversee, at the Board’s discretion, any investigation into potential instances of non-compliance (except for matters of financial compliance) with applicable laws, regulations, industry-code, or company policies and procedures.

  Our Board may establish other committees from time to time.

Identifying and Evaluating Director Nominees
The Board is responsible for selecting its own members. The Board delegates the selection and nomination process to the nominating and corporate governance committee, with the expectation that other members of the Board, and of management, will be requested to take part in the process as appropriate.
Generally, the nominating and corporate governance committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, the nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the nominating and corporate governance committee. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the Board's approval as director nominees for election to the Board.
Minimum Qualifications
The nominating and corporate governance committee will consider, among other things, the following qualifications, skills and attributes when recommending candidates for the Board's selection as nominees for the Board and as candidates for appointment to the Board's committees. The nominee shall have the highest personal and professional integrity, shall have demonstrated exceptional ability and judgment, and shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the stockholders.
In evaluating proposed director candidates, the nominating and corporate governance committee may consider, in addition to the minimum qualifications and other criteria for Board membership approved by the Board from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, his or her independence and the needs of the Board. In particular, because the nominating and corporate governance committee believes that diversity of viewpoints, background, experience and other characteristics (such as gender, race, ethnicity, culture, nationality and sexual orientation) are an important part of the Board’s composition, the nominating and corporate governance committee should include candidates with a diversity of gender, race, ethnicity, culture, nationality or sexual orientation in the pool from which new director nominees are chosen (and any third-party engaged to identify candidates for such pool will be asked to include such candidates of diversity).

Stockholder Recommendations
 Stockholders may submit recommendations for director candidates to the nominating and corporate governance committee by sending the individual's name and qualifications to our Secretary at Esperion Therapeutics, Inc., 3891 Ranchero Drive, Suite 150, Ann Arbor, MI 48108, who will forward all recommendations to the nominating and corporate governance committee. The nominating and corporate governance committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.
Stockholder Communications
The Board provides to every securityholder the ability to communicate with the Board, as a whole, and with individual directors on the Board through an established process for securityholder communication. For a securityholder communication directed to the Board of Directors as a whole, securityholders may send such communication to the attention of the Lead Independent Director of the Board via U.S. Mail or Expedited Delivery Service to: Esperion Therapeutics, Inc., 3891 Ranchero Drive, Suite 150, Ann Arbor, MI 48108, Attn: Lead Independent Director.
For a securityholder communication directed to an individual director in his or her capacity as a member of the Board, securityholders may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: Esperion Therapeutics, Inc., 3891 Ranchero Drive, Suite 150, Ann Arbor, MI 48108, Attn: [Name of Individual Director].
We will forward by U.S. Mail any such securityholder communication to each director, and the Lead Independent Director of the Board in his or her capacity as a representative of the Board, to whom such securityholder communication is addressed to the address specified by each such director and the Lead Independent Director of the Board, unless there are safety or security concerns that mitigate against further transmission.
Board Leadership Structure
The positions of our Executive Chairperson of the Board and Chief Executive Officer have historically been separated at Esperion. We do not currently have an Executive Chairperson or Chairperson of the Board.
If there is no Chairperson of the Board, or such Chairperson of the Board is the Chief Executive Officer of the Company or otherwise is a non-independent director, then the Board shall appoint a lead independent director (the “Lead Independent Director”). The Lead Independent Director, if appointed, shall be elected by vote of a majority of the independent directors. The independent director selected to serve as Lead Independent Director shall serve in such role until he or she ceases to be an independent director, resigns from the position or a successor is selected by a majority of the independent directors. Since July 2015, Nicole Vitullo has served as our Lead Independent Director. As the Lead Independent Director, Ms. Vitullo is responsible for coordinating the activities of the independent directors. Among other things, the Lead Independent Director has the following specific responsibilities:
•    presiding at all executive sessions of independent directors;

•    serving as liaison between the Chief Executive Officer of the Board and the independent directors;

•    approving information sent to the Board;

•    approving Board meeting agendas;

•    approving Board meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•    having the authority to call meetings of the independent directors of the Board; and

•    if requested by major stockholders, ensuring that he or she is available for consultation and direct communication.

Board's Role in Risk Oversight
Our Board oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our Board performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our company, our Board addresses the primary risks associated with those operations and corporate functions. In addition, our Board reviews the risks associated with our company's business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.
Each of our Board committees also oversees the management of our company's risk that falls within the committee's areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. Our Chief Financial Officer reports to the audit committee and is responsible for identifying, evaluating and implementing risk management controls and methodologies to address any identified risks. In connection with its risk management role, our audit committee meets privately with representatives from our independent registered public accounting firm and our Chief Financial Officer. The audit committee oversees the operation of our risk management program, including the identification of the primary risks associated with our business and periodic updates to such risks, and reports to our Board regarding these activities. The compensation committee also plays a role in that it is charged, in overseeing our overall compensation programs, with assessing whether these compensation programs create risks that are reasonably likely to have a material adverse effect on us.
Risks Related to Compensation Policies and Practices
In establishing and reviewing our compensation philosophy and programs, our compensation committee considers whether such programs encourage unnecessary or excessive risk taking. We believe that our executive and other compensation programs do not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

PROPOSAL TWO
ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Our Board is committed to excellence in governance. As part of this commitment, and as required by Section 14A(a)(1) of the Exchange Act, our Board is providing our stockholders with an opportunity to cast a non-binding advisory vote on the compensation of our named executive officers.
As described below under "Executive Officer and Director Compensation—Compensation Discussion and Analysis," we have developed a compensation program that is designed to attract and retain key executives responsible for our success and motivate management to enhance long-term stockholder value. The executive compensation program is designed to reward short-term and long-term performance and to align the financial interests of our executive officers with the interests of our stockholders. We believe our executive compensation program strikes an appropriate balance between the implementation of responsible, measured compensation practices and the effective provision of incentives for our named executive officers to exert their best efforts for our success.
We are asking for stockholder approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement, which includes the disclosures in the "Executive Officer and Director Compensation" and "Compensation Discussion and Analysis" sections below, the compensation tables and the narrative discussion following the compensation tables in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement. For the reasons discussed above, our Board unanimously recommends that our stockholders vote in favor of the following resolution:
"RESOLVED, that the Company's stockholders hereby approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's proxy statement for the 2021 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, Summary Compensation Table and the other compensation related tables and disclosure."
As this vote is advisory, it will not be binding upon our Board or the compensation committee and neither our Board nor the compensation committee will be required to take any action as a result of the outcome of this vote. However, the Board and the compensation committee value the opinion of our stockholders and the compensation committee will carefully consider the outcome of this vote when evaluating our executive compensation policies and practices and making future compensation decisions.
Vote Required
For approval, this proposal must receive the affirmative vote of the majority of shares properly cast on the proposal. Abstentions and broker non-votes will have no effect on Proposal Two.
Recommendation of the Board
         THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE ADVISORY RESOLUTION APPROVING OUR NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL THREE
RATIFICATION OF THE APPOINTMENT OF
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have appointed Ernst & Young LLP as our independent registered public accounting firm to perform the audit of our financial statements for the fiscal year ending December 31, 2021, and we are asking you and other stockholders to ratify this appointment. Ernst & Young LLP has served as our independent registered public accounting firm since 2008.
The audit committee annually reviews the independent registered public accounting firm's independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm's performance. As a matter of good corporate governance, the Board determined to submit to stockholders for ratification the appointment of Ernst & Young LLP. A majority of the votes properly cast is required in order to ratify the appointment of Ernst & Young LLP. In the event that a majority of the votes properly cast do not ratify this appointment of Ernst & Young LLP, we will review our future appointment of Ernst & Young LLP.
We expect that a representative of Ernst & Young LLP will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
We have adopted a policy on under which the audit committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval would generally be requested annually, with any pre-approval detailed as to the particular service, which must be classified in one of the four categories of services listed below. The audit committee may also, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, the audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board.
In addition, in the event time constraints require pre-approval prior to the audit committee's next scheduled meeting, the audit committee has authorized its Chairperson to pre-approve services. Engagements so pre-approved are to be reported to the audit committee at its next scheduled meeting.
Audit Fees
The following table sets forth the fees billed by Ernst & Young LLP for audit, audit-related, tax and all other services rendered for 2020 and 2019:

Fee Category	2020	2019
Audit Fees	$743,000	$475,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$743,000	$475,000

Audit Fees. Consist of aggregate fees for professional services provided in connection with the annual audit of our financial statements, the review of our quarterly condensed financial statements, consultations on accounting matters directly related to the audit, and comfort letters, consents and assistance with and review of documents filed with the SEC.
Audit-Related Fees. Consist of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our financial statements and were not reported above under "Audit Fees".

Tax Fees. Consist of aggregate fees for tax compliance, tax advice and tax planning services including the review and preparation of our federal and state income tax returns.
All Other Fees. Consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above.
The audit committee pre-approved all services performed since the pre-approval policy was adopted.
Recommendation of the Board
THE BOARD RECOMMENDS THAT YOU VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.

Report of the Audit Committee of the Board of Directors

The information contained in this audit committee report shall not be deemed to be (1) "soliciting material," (2) "filed" with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Esperion specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.
This report is submitted by the audit committee of the Board. The audit committee consists of the three directors whose names appear below. None of the members of the audit committee is an officer or employee of Esperion, and the Board has determined that each member of the audit committee is "independent" for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and the applicable NASDAQ Stock Market rules. Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ Stock Market. The Board has designated Mr. Fuhrman as an "audit committee financial expert," as defined under the applicable rules of the SEC. The audit committee operates under a written charter adopted by the Board.
The audit committee's general role is to assist the Board in monitoring our financial reporting process and related matters. Its specific responsibilities are set forth in its charter.
The audit committee has reviewed the company's financial statements for 2020 and met with management, as well as with representatives of Ernst & Young LLP, the company's independent registered public accounting firm, to discuss the financial statements. The audit committee also discussed with members of Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
In addition, the audit committee received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and discussed with members of Ernst & Young LLP its independence.
Based on these discussions, the financial statement review and other matters it deemed relevant, the audit committee recommended to the Board that the company's audited financial statements for 2020 be included in its Annual Report on Form 10-K for 2020.
Audit Committee
Alan Fuhrman (Chairperson)
Daniel Janney
Jay P. Shepard

Report of the Compensation Committee of the Board of Directors
Our Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management. Based upon such review and discussions, our Compensation Committee recommended to our Board of Directors that such section be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on February 23, 2021.
Compensation Committee
Jay P. Shepard (Chairperson)
Nicole Vitullo
Tracy M. Woody

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of March 19, 2021, for:
•     each person known by us to be the beneficial owner of more than 5% of our common stock;

•     our named executive officers;

•    each of our directors; and

•     all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe, based on the information provided to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
The table lists applicable percentage ownership based on 28,060,794 shares of common stock outstanding as of March 19, 2021. Options to purchase shares of common stock that are exercisable for common stock, in each case, that are exercisable within 60 days of March 19, 2021, and restricted stock units ("RSUs"), that will be vested within 60 days of March 19, 2021, are deemed to be beneficially owned by the persons holding these options and RSUs for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person's ownership percentage.

	Shares beneficially owned
Name and address of beneficial owner (1)	Number	Percent
5% Stockholders
Wasatch Advisors, Inc. (2)	3,998,010	14.2%
BB Biotech AG / Biotech Target N.V. (3)	3,947,964	14.1%
Meditor Group Ltd / Meditor European Master Fund Ltd (4)	2,679,835	9.6%
State Street Global Advisors (5)	2,522,544	9.0%
Vanguard Group, Inc. (6)	2,365,307	8.5%
BlackRock, Inc. (7)	2,064,205	7.4%
Platinum Investment Management Limited (8)	1,562,869	5.6%
Named Executive Officers
Tim M. Mayleben (9)	1,261,539	4.3%
Ashley Hall (10)	347,069	1.2%
Richard B. Bartram (11)	202,056	*
Mark Glickman (12)	13,610	*
Sheldon Koenig	—	—
Other Directors
Daniel Janney (13)	96,103	*
Mark E. McGovern, M.D. (14)	75,067	*
Antonio M. Gotto, Jr. M.D., D.Phil. (15)	70,067	*
Nicole Vitullo (16)	58,386	*
Jeffrey Berkowitz (17)	34,394	*
Jay P. Shepard (18)	23,132	*
Tracy M. Woody (19)	6,325	*
Alan Fuhrman (20)	4,314	*
All directors and executive officers as a group (13 persons) (21)	2,192,062	7.3%

* Represents beneficial ownership of less than one percent.

(1)Unless otherwise indicated, the address for each beneficial owner is c/o Esperion Therapeutics, Inc., 3891 Ranchero Drive, Suite 150, Ann Arbor, MI 48108.

(2)Based upon information set forth on Schedule 13G filed by Wasatch Advisors Inc. ("Wasatch") with the SEC on or about February 9, 2021. Based on information contained in the Schedule 13G, Wasatch is deemed to have the sole power to vote or direct the vote with respect to 3,998,010 Common Shares and is deemed to have the sole power to dispose or to direct the disposition with respect to 3,998,010 Common Shares. Wasatch has its principal business office at 505 Wakara Way, Salt Lake City, UT 84108.

(3)Based upon information set forth on Schedule 13G filed by BB Biotech AG (“BB Biotech”) and its wholly-owned subsidiary, Biotech Target N.V. (“Biotech Target”) with the SEC on or about February 12, 2021. Based on information contained in the Form 4, BB Biotech and Biotech Target are deemed to have the shared power to vote or direct the vote with respect to 3,947,964 Common Shares and is deemed to have the sole power to dispose or to direct the disposition with respect to 3,947,964 Common Shares. BB Biotech has their principal business office at Schwertstrasse 6, CH-8200 Schaffhausen, Switzerland and Biotech Target has their principal business office at Ara Hill Top Building, Unit A-5, Pletterijweg Oost 1, Curaçao.

(4)Based upon information set forth on Schedule 13G filed by Meditor Group Ltd (“Meditor Group”) and Meditor European Master Fund Ltd (“Meditor European”) with the SEC on or about January 6, 2021. Based on information contained in the Schedule 13G, Meditor Group and Meditor are deemed to have the shared power to vote or direct the vote with respect to 2,679,835 Common Shares and is deemed to have the sole power to dispose or to direct the disposition with respect to 2,679,835 Common Shares. Meditor Group and Meditor European both have their principal business office at Wessex House, 3rd Floor, 45 Reid Street, Hamilton HM12, Bermuda.

(5)Based upon information set forth on Schedule 13G filed by State Street Corporation ("State Street") and SSGA Funds Management, Inc. ("SSGA"), a subsidiary of State Street, with the SEC on or about February 11, 2021. Based on information contained in the Schedule 13G, State Street Corporation is deemed to have the shared voting power with respect to 2,411,212 shares and shared dispositive power with respect to 2,522,544 shares. SSGA is deemed to have the shared voting power with respect to 2,034,475 Common Shares and shared dispositive power to 2,040,675 Common Shares. State Street and SSGA both have their principal business office at State Street Financial Center, One Lincoln Street, Boston, MA 02111.

(6)Based upon information set forth on Schedule 13G filed by The Vanguard Group (“Vanguard”) with the SEC on or about February 10, 2021. Based on information contained in the Schedule 13G, Vanguard is deemed to have share voting power with respect to 60,227 Common Shares, is deemed to have the sole power to dispose or to direct the disposition with respect to 2,284,369 Common Shares, and is deemed to have shared power to dispose or direct the disposition of 80,938 Common Shares, for an aggregate amount of beneficial shares owned of 2,365,307. Vanguard has its principal business office at 100 Vanguard Blvd., Malvern, PA, 19355.

(7)Based upon information set forth on Schedule 13G filed by Blackrock, Inc. (“Blackrock”) with the SEC on or about February 5, 2021. Based on information contained in the Schedule 13G, Blackrock, in its capacity as a parent holding company, is deemed to have the sole power to vote or direct the vote with respect to 2,035,143 Common Shares and is deemed to have the sole power to dispose with respect to 2,064,205 Common Shares. Blackrock has its principal business office at 55 East 52nd Street, New York, NY 10055.

(8)Based upon information set forth on Schedule 13G filed by Platinum Investment Management LTD ("Platinum") with the SEC on or about February 12, 2021. Based on information contained in the Schedule 13G, Platinum, in its capacity as an investment adviser, is deemed to have the sole power to vote or direct the vote with respect to 1,383,753 Common Shares and is deemed to have the sole power to dispose or to direct the disposition with respect to 1,562,869 Common Shares. Platinum has its principal business office at Level 8, 7 Macquarie Place, Sydney NSW 2000, Australia.

(9)Consists of (a) 106,387 shares of common stock held, including 1,052 shares acquired in Esperion's Employee Stock Purchase Plan ("ESPP") and (b) 1,155,152 shares of common stock which Mr. Mayleben has the right to acquire upon the exercise of outstanding options, exercisable currently or within 60 days of March 19, 2021.

(10)Consists of (a) 11,372 shares of common stock held, (b) 334,917 shares of common stock which Ms. Hall has the right to acquire upon the exercise of outstanding options, exercisable currently or within 60 days of March 19, 2021 and (c) 780 restricted stock units vesting within 60 days of March 19, 2021.

(11)Consists of (a) 13,831 shares of common stock held, including 859 shares acquired in Esperion's ESPP, (b) 187,443 shares of common stock which Mr. Bartram has the right to acquire upon the exercise of outstanding options, exercisable currently or within 60 days of March 19, 2021 and (c) 782 restricted stock units vesting within 60 days of March 19, 2021.

(12) Consists of 13,610 shares of common stock held by Mr. Glickman as of December 11, 2020, his last day of employment at Esperion Therapeutics, and based on his most recent Form 4, filed on January 3, 2020 with the SEC and the vesting conditions of his restricted stock units.

(13)Mr. Janney is a managing director of Alta Bioequities Management, LLC, which is the general partner of Alta Bioequities, L.P. Alta Bioequities, L.P. holds an aggregate of 24,565 shares of our common stock. The address for Alta Bioequities Management, LLC is One Embarcadero Center, 37th Floor, San Francisco, CA 94111. Daniel Janney exercises sole voting and investment powers with respect to the shares owned by Alta Bioequities, L.P. Also includes 4,967 shares of common stock held and 66,571 shares of common stock which Mr. Janney has the right to acquire upon the exercise of outstanding options, exercisable currently or within 60 days of March 19, 2021.

(14)Consists of (a) 9,967 shares of common stock held and (b) 65,100 shares of common stock which Dr. McGovern has the right to acquire upon the exercise of outstanding options, exercisable currently or within 60 days of March 19, 2021.

(15)Consists of (a) 4,967 shares of common stock held and (b) 65,100 shares of common stock which Dr. Gotto has the right to acquire upon the exercise of outstanding options, exercisable currently or within 60 days of March 19, 2021.

(16)Consists of (a) 13,286 shares of common stock held by Ms. Vitullo and (b) 45,100 shares of common stock which Ms. Vitullo has the right to acquire upon the exercise of outstanding options, exercisable currently or within 60 days of March 19, 2021.

(17)Consists of (a) 4,967 shares of common stock held and (b) 29,427 shares of common stock which Mr. Berkowitz has the right to acquire upon the exercise of outstanding options, exercisable currently or within 60 days of March 19, 2021.

(18)Consists of (a) 4,967 shares of common stock held and (b) 18,165 shares of common stock which Mr. Shepard has the right to acquire upon the exercise of outstanding options, exercisable currently or within 60 days of March 19, 2021.

(19)Consists of (a) 5,775 shares of common stock held by Ms. Woody and (b) 550 restricted stock units vesting within 60 days of March 19, 2021.

(20)Consists of (a) 3,704 shares of common stock held and (b) 610 restricted stock units vesting within 60 days of March 19, 2021 by Mr. Fuhrman.

(21) Includes 13,610 shares held by the former Chief Commercial Officer.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis
Our primary objective with respect to executive compensation is to attract and retain individuals who possess knowledge, experience and skills that we believe are important to our business of developing and commercializing oral therapies for the treatment of patients with elevated low-density lipoprotein cholesterol ("LDL-C"). Specifically, our executive compensation program is designed to:
•     attract and retain individuals with superior ability and managerial experience;

•     align our executive officers' incentives with our corporate strategies, business goals and the long-term interests and returns of our stockholders; and

•     increase incentives to achieve key strategic performance goals by linking incentive award opportunities to the achievement of performance goals and by providing a portion of the target total direct compensation opportunity for our executive officers in the form of ownership in the Company.

This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the Summary Compensation Table below, or our "named executive officers," and all material factors relevant to an analysis of these policies and decisions. Our named executive officers during 2020 were:
•     Tim M. Mayleben, our President and Chief Executive Officer

•     Richard B. Bartram, our Chief Financial Officer

•     Ashley Hall, our Chief Development Officer

•     Sheldon L. Koenig, our Chief Operating Officer

•     Mark Glickman, our former Chief Commercial Officer

Management Changes
The employment relationship with Mark Glickman, the Company’s Chief Commercial Officer, ended on December 11, 2020.
Sheldon L. Koenig was hired as our Chief Operating Officer on December 15, 2020 and was determined to be an “executive officer” as such term is defined under Rule 3b-7 under the Exchange Act, and an “officer” as such term is defined under Rule 16a-1(f) of the Exchange Act.

Consideration of 2020 Advisory Vote on Executive Compensation
At our 2020 Annual Meeting of Stockholders, we conducted our annual non-binding advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay” vote, in accordance with Section 14A of the Exchange Act. The 2020 say-on-pay vote recved strong support from our stockholders, with approximately 97% of the votes cast on this proposal voted in support of the compensation paid to our named executive officers. While this vote is considered to be a non-binding advisory vote, our compensation committee and Board of Directors carefully consider the voting results. Given the strong level of support evidenced by the 2020 say-on-pay vote, our compensation committee decided to maintain our general approach to executive compensation and made no significant changes to our executive compensation program during 2020. However, the compensation committee will continue to monitor the executive compensation program to ensure it aligns the interests of our named executive officers with the interests of our stockholders and adequately addresses any stockholder concerns that may be expressed in future votes.
Consistent with the recommendation of our Board and the preference of our stockholders as reflected in the non-binding advisory vote on the frequency of future “say-on-pay” votes conducted at our 2016 Annual Meeting of Stockholders, our stockholders will have an opportunity to cast a non-binding advisory vote to approve the compensation of our named executive officers on an annual basis.

Executive Summary
We are the Lipid Management Company, a pharmaceutical company singularly focused on developing and commercializing affordable, oral, once-daily, non-statin medicines for patients struggling with LDL-C. Our team of lipid experts are dedicated to lowering bad cholesterol through the discovery, development and commercialization of innovative medicines and their combinations with established medicines. Our first two products were approved by the U.S. Food and Drug Administration ("FDA"), European Medicines Agency ("EMA") and Swiss Agency for Therapeutic Products ("Swissmedic") in 2020. Bempedoic acid and the bempedoic acid / ezetimibe combination tablets are oral, once-daily, non-statin, LDL-C lowering medicines for patients with atherosclerotic cardiovascular disease ("ASCVD") or heterozygous familial hypercholesterolemia ("HeFH").
The goal of our compensation committee is to ensure that our executive compensation program is aligned with the interests of our stockholders and our business goals and that the total compensation paid to each of our named executive officers is fair, reasonable and competitive. The key elements of our executive compensation program include:
•     base salary, to enable us to attract and retain the talent needed to continue to drive our business;

•     an annual cash incentive plan, tied to the achievement of pre-determined quantitative and qualitative corporate performance goals; and

•     long-term incentive compensation in the form of equity awards, which are typically subject to multi-year vesting based on continued service and are a combination of stock options, which only have value if the market price of our common stock increases, and RSUs.

We target the total cash compensation for our named executive officers with reference to the median of the competitive market. In addition, in accordance with our “pay-for-performance” philosophy, a significant portion of executive compensation is performance-based, subject to increase when results exceed corporate goals and reduction when results fall below our target goal levels. We consider stock options to be performance-based compensation because they only have intrinsic value if the market price of our common stock increases over time.
Our executive compensation program incorporates the following best practices:
•     a significant portion of our named executive officers' total compensation opportunity is based on performance;

•     no named executive officer is entitled to “single-trigger” cash severance payments;

•     no named executive officer is entitled to receive any tax “gross-up” payments or reimbursements;

•     we do not allow repricing of stock options without stockholder approval;

•     our compensation committee retains independent compensation consultants to assist it in discharging its responsibilities on executive compensation; and

•     our compensation committee regularly reviews our compensation programs to ensure they are designed to create and maintain stockholder value and do not encourage excessive risk taking.

2020 Business Highlights
During 2020, we made significant progress on our development and business goals and achieved several important milestones, including the following:
•    in January, the Committee for Medicinal Products for Human Use ("CHMP") of the EMA adopted a positive opinion for the Marketing Authorisation Applications ("MAAs") of both bempedoic acid and the bempedoic acid / ezetimibe combination tablets, recommending approval for the treatment of hypercholesterolemia and mixed dyslipidemia;

•    in February, we achieved U.S. FDA approval for NEXLETOL and NEXLIZET, the first ever non-statin combination medicine for LDL-C lowering;

•    in March, NEXLETOL became commercially available in the U.S.;

•    in April, we announced that the European Commission ("EC") approved NILEMDO™ (bempedoic acid) and NUSTENDI™ (bempedoic acid and ezetimibe) tablets for the treatment of hypercholesterolemia and mixed dyslipidemia;

•    in April, we entered into a license and collaboration agreement ("the Otsuka Agreement") with Otsuka Pharmaceutical Co., Ltd. ("Otsuka") granting Otsuka exclusive development and commercialization rights to NEXLETOL and NEXLIZET in Japan and received a $60 million upfront payment from Otsuka;

•     in June, NEXLIZET became commercially available in the U.S.;

•     in June 2020, we completed the transfer of the MAAs for NILEMDO and NUSTENDI to Daiichi Sankyo Europe GmbH ("DSE"). DSE paid us the second $150 million milestone based on completion of the NUSTENDI MAA transfer;

•     in the third quarter of 2020, we accumulated over 50% of the 4-component MACE (cardiovascular death, non-fatal myocardial infarction, non-fatal stroke, or coronary revascularization) primary endpoints in the CLEAR Outcomes Study which has over 14,000 statin intolerant patients enrolled;

•     in November, we entered into a $280 million convertible debt financing; and

•     in December, we in-licensed a pre-clinical oral proprotein convertase subtilisin/kexin type 9 ("PCSK9") inhibitor program furthering the Esperion mission.
Determining and Setting Executive Compensation
Our executive compensation program is designed to attract, motivate and retain qualified and talented executives, create incentives for them to achieve our business and development goals and reward them for superior short-term and long-term performance. In particular, our executive compensation program is intended to reward the achievement of specified pre-established quantitative and qualitative corporate performance goals and individual performance goals and to align the interests of our named executive officers with those of our stockholders.
Our compensation committee is primarily responsible for developing and implementing our compensation policies and establishing and approving the compensation for our executive officers. The compensation committee oversees our compensation and benefit plans and policies, administers our equity incentive plans and reviews and approves annually all compensation decisions relating to our executive officers, including our CEO. Our compensation committee operates under a written charter adopted by our Board, which provides that the compensation committee has overall responsibility for:
•     periodically reviewing and assessing our processes and procedures for the consideration and determination of executive compensation;

•     reviewing and approving grants and awards under incentive-based compensation plans and equity-based plans; and

•     determining the type and level of compensation of our CEO and our other executive officers.

In reviewing and approving these matters, our compensation committee considers such matters as it deems appropriate, including our financial and operating performance, the alignment of the interests of our executive officers and our stockholders and our ability to attract and retain qualified and committed individuals. In determining the appropriate compensation levels for our CEO, the compensation committee meets outside the presence of our CEO and other executive officers. With respect to the compensation levels of our other executive officers, the compensation committee meets outside the presence of all executive officers except our CEO and CFO. Our CEO annually reviews the performance of each of the other named executive officers with the compensation committee.
Our compensation committee has the authority under its charter to engage the services of consulting firms or other outside advisors to assist it in designing our compensation programs and in making compensation decisions. In 2020, our compensation committee engaged Compensia as its compensation consultant. Our compensation committee has assessed the independence of Compensia consistent with NASDAQ listing standards and has concluded that the engagement of Compensia does not raise any conflict of interest. In addition, the Company provides data for and subscribes to “off-the-shelf” surveys produced by Radford, an Aon Hewitt Company, which our management team uses for non-executive compensation and benefits planning purposes.
Competitive Market Data
In evaluating the total compensation of our named executive officers, our compensation committee, using information gathered by Compensia, establishes as a reference source a peer group of publicly traded, national and regional companies in the biopharmaceutical and biotechnology industries that is selected based on a balance of the following criteria:
•     industry;

•     size (market capitalization);

•     development stage of lead product candidate; and

•     similarity/relevance (small molecule, therapeutic area, etc.).

Our compensation committee annually evaluates the composition of our peer group and adjusts its composition for factors such as recent acquisitions of peer companies, new markets that we have entered or changes in the technology market landscape. Based on these criteria, our peer group for 2020, referred to as our 2020 peer group, was approved by our compensation committee and was comprised of the companies listed below. We believe that our 2020 peer group continues to be aligned with our strategic vision and positions us to attract, retain and engage high performing leaders:

• Acceleron Pharma, Inc.	• Amicus Therapeutics, Inc.	• Omeros Corporation
• Aerie Pharmaceuticals, Inc.	• Biohaven Pharmaceutical Holding Company Ltd	• Portola Pharmaceuticals, Inc.
• Agios Pharmaceuticals, Inc.	• Global Blood Therapeutics, Inc.	• The Medicines Company
• Akcea Therapeutics, Inc.	• Insmed, Inc.	• Ultragenyx Pharmaceutical, Inc.
• Akebia Therapeutics, Inc.	• Intercept Pharmaceuticals, Inc.	• Vanda Pharmaceuticals, Inc.
• Amarin Corporation

We believe that the compensation practices of our 2020 peer group provided the compensation committee with an appropriate understanding of the competitive market when evaluating and determining the compensation of our named executive officers during 2020. However, due to the nature of our business, we compete for executive talent with many public companies, including pharmaceutical companies, that are larger and more established than we are or that possess greater resources than we do, or with smaller private companies that may be able to offer greater equity compensation potential, as well as with prestigious academic and non-profit institutions. In addition, while we generally target total direct compensation at the 50th percentile of compensation paid to similarly situated executives at the companies in our 2020 peer group, the assessment of our compensation practices against the competitive market (based on the peer group data) is just one of several factors that inform our compensation committee's judgment in setting executive compensation. Our executive compensation decisions are made on a case-by-case basis and comparability to specific percentile rankings do not, in and of themselves, determine individual target compensation opportunities. Although our compensation committee uses the 50th percentile as a reference, it also considers other factors, including market conditions, the recommendation of our CEO with respect to executive officers other than himself, the experience level of the named executive officer and their performance against established corporate goals, in determining actual compensation amounts.
Other Key Performance Factors in Determining Executive Compensation
As the biopharmaceutical industry is characterized by very long product development cycles, including lengthy research and development periods and rigorous approval phases involving human testing and governmental regulatory approval, many of the traditional measures for evaluating performance, such as product sales, revenues and profits are inappropriate for a development-stage biopharmaceutical company. In determining the performance factors for 2020 in the beginning of 2020, the compensation committee set net product sales goals, anticipating regulatory approvals for NEXLETOL and NEXLIZET in the first quarter of 2020. As such, the compensation committee also considered the following performance factors when determining the compensation of our named executive officers, as more fully described below:

•     research and development achievements which advance the development of the bempedoic acid / ezetimibe combination tablet and bempedoic acid;

•     the achievement of regulatory goals; and

•     the establishment and maintenance of key business activities and strategic relationships, which include financings.

These performance factors are considered by our compensation committee in connection with our annual performance reviews described below and are a critical component in the determination of annual cash and equity incentive awards for our named executive officers.
Annual Compensation Decisions
Our compensation committee conducts an annual performance review of each of our named executive officers and approves the target compensation opportunity of each named executive officer based, in part, on this review. During the first quarter of each year, annual corporate goals are determined by our Board and set forth in writing. Before the end of each year, our compensation committee determines cash incentive compensation award amounts for such year as well as the compensation levels for each named executive officer for the following year after carefully reviewing overall corporate goals, determining achievement of the established corporate goals and, in the case of executive officers other than our CEO, the achievement of individual performance goals.
Any merit-based increases in base salary and the size of equity awards are based on the achievement of these corporate performance goals and individual performance goals, a review of competitive market data (based on our peer group), and consideration of the other factors described above. Cash awards made under our 2020 annual cash incentive compensation program were based upon achievement of the corporate goals approved by our Board and, for our named executive officers other than our CEO, individual performance.
During the last quarter of each year, our CEO evaluates our corporate performance and each of our other named executive officer's individual performance, as compared to the pre-established corporate goals and the named executive officer’s individual goals for that year. Based on this evaluation, our CEO recommends to our compensation committee any increases in base salary, annual equity awards and/or cash awards under our annual cash incentive compensation program. Our compensation committee, with input from our Board, evaluates our CEO’s individual performance and determines whether to adjust his base salary, grant him an annual equity award and/or make a cash award under our annual cash incentive compensation program. For 2021, our compensation committee determined not to increase the base salaries of our executive officers due to the impact of COVID-19 on our business.
Typically, our compensation committee grants annual equity awards, and determines adjustments to base salary and the amount of any annual cash incentive compensation award, at its last regularly scheduled meeting of the year. Our compensation committee may also review the compensation of our named executive officers throughout the course of the year. With respect to year-end reviews, any adjustments to base salary are effective at the beginning of the following year.
Executive Compensation Components
The primary elements of our executive compensation program are base salary, annual cash incentive compensation opportunities, annual equity incentive awards and broad-based health and welfare benefits programs. We have not adopted any formal guidelines for allocating total compensation between long-term and short-term compensation, cash compensation and non-cash compensation, or among different forms of non-cash compensation. With the exception of our 2020 annual cash incentive compensation program, we do not have any pre-established target levels for allocations or apportionment by type of compensation.

Annual Cash Compensation
Base Salary
We provide base salaries to our named executive officers to compensate them with a fair and competitive base level of compensation for services rendered during the year. Typically, our compensation committee determines the base salary for each named executive officer based on his responsibilities and experience, as well as the recommendation of our CEO for named executive officers other than himself, and the other factors described above. In addition, our compensation committee reviews and considers the level of base salary paid by companies in our 2020 peer group for similar positions.
At the end of 2019, our compensation committee reviewed Mr. Mayleben’s base salary and, based upon an assessment of performance against the 2019 corporate goals, determined to increase his annual base salary for 2020 by $75,000.
At the end of 2019, our compensation committee approved merit-based increases in base salary for 2020 for our other named executive officers serving at that time, based upon market data, an assessment of our performance against the 2019 corporate goals, the recommendation of our Chief Executive Officer and each named executive officer’s achievement of their individual performance goals.
The table below sets forth the adjustments to base salary, in dollars and as an approximate percentage, for each of our named executive officers serving at the beginning of 2020:

Name	2019 Base Salary ($)	2020 Base Salary ($)	Increase (%)
Tim M. Mayleben	625,000	700,000	12%
Richard B. Bartram	340,000	400,000	18%
Mark Glickman (1)	440,000	475,000	8%
Ashley Hall (2)	425,000	435,000	2%

(1)On December 11, 2020, the employment relationship with Mark Glickman ended. The base salary for 2020 above reflects the annualized salary had Mr. Glickman been employed for the full year.
(2)On August 1, 2019, Ms. Hall was promoted to Chief Development Officer. The base salary for 2019 above reflects the annualized salary had Ms. Hall been in the Chief Development Officer position for the full year.

Mr. Koenig joined the Company as our Chief Operating Officer on December 15, 2020 and his annualized base salary for 2020 was $510,000 which was determined based on an evaluation of base salaries for executives in similar positions in our 2020 peer group and Mr. Koenig's experience and qualifications.

Annual Cash Incentive Compensation
In 2020, eligible employees, including our named executive officers, had the opportunity to earn cash bonuses under our 2020 cash incentive compensation program, based upon our achievement of the 2020 corporate performance goals approved by our compensation committee, and, for our named executive officers other than the CEO, based on their achievement of their individual performance goals, each as determined by the compensation committee. Each of our named executive officers are given a target annual cash incentive opportunity, expressed as a percentage of their annual base salary. Our CEO’s 2020 annual cash incentive award was determined based upon the achievement of corporate performance criteria and is described more fully below.
In December 2020, our CEO evaluated our corporate performance against the 2020 corporate goals approved by our compensation committee and each of our other named executive officer's individual performance against their individual performance goals for the year. Based on this evaluation, our CEO recommended cash bonus payments under our 2020 cash incentive compensation program for each named executive officer other than himself. Also, in December 2020, the compensation committee assessed our performance against the pre-established 2020 corporate base described below and, with input from our CEO, assessed the performance of our named executive officers against their individual performance goals for 2020.

The 2020 base corporate performance goals approved by our compensation committee, the relative weightings assigned to each goal, our actual achievement during the year as a percentage of the target performance level and the weighted performance against these corporate goals for 2020, are set forth in the table below.

2020 Corporate Base Goals	Relative Weighting (%)	Actual Achievement for 2020 (as a % of target)	Weighted Performance (%)
Regulatory Goals
Obtain FDA approval for bempedoic acid (NEXLETOL)	15	100	15
Obtain FDA approval for the bempedoic acid / ezetimibe combination tablet (NEXLIZET)	10	100	10
Obtain positive CHMP opinion and EMA approval for bempedoic acid	15	100	15
Obtain positive CHMP opinion and EMA approval for the bempedoic acid / ezetimibe combination tablet	10	100	10
Commercial Goals
Support our global partner's commercial efforts by providing product supply and receive collaboration milestone payments	5	100	5
Execute on commercial objectives, including annual revenue targets and metrics for retail prescription equivalents (RPEs)	25	0	0
Manage budget to arrive within plan and complete a financing to arrive at a year-end cash balance	5	100	5
Business Development Goals
Further expand the bempedoic acid products globally through an additional collaboration partnership	15	100	15
Approved 2020 Corporate Base Performance Level	100		75

Our compensation committee set certain of our 2020 corporate goals to be very aggressive and at challenging levels, such that the attainment of all of our corporate goals would require a high level of effort and execution on the part of the named executive officers.
Based on the overall performance in 2020, our compensation committee determined that we had achieved 75% of our base corporate goals, resulting in payout of the portion of cash bonuses under our 2020 cash incentive compensation program based upon achievement of corporate goals at 75% of target (for our named executive officers other than our CEO), taking into consideration the significant corporate achievements described above. The net product sales goals were not achieved due to the early stages of the product launches during the outbreak of the COVID-19 pandemic and the negative impacts COVID-19 had on our business. As a result, our compensation committee determined Mr. Mayleben's cash bonus payout to be 50% of target.
In addition to the corporate goals described above, the 2020 bonus amounts for Mr. Bartram and Ms. Hall were based on their individual performance for 2020 against achievement of their individual goals. Mr. Glickman and Mr. Koenig were not eligible for the 2020 bonus. The individual goals focused on individual contributions that were intended to drive achievement of our corporate goals. Individual contributions related to accomplishments from business and collaboration agreements were also considered by Mr. Mayleben and the compensation committee. Following its determination of achievement of the pre-determined corporate goals and individual performance for named executive officers other than Mr. Mayleben, the compensation committee approved cash bonuses for 2020 performance to our named executive officers who were eligible to receive bonuses, as follows:

Name	2020 Target Award (% of Base Salary)	2020 Target Award Opportunity ($)	2020 Actual Bonus Payment ($)	2020 Actual Bonus Payment (% of Target Award Opportunity)
Tim M. Mayleben	60%	420,000	210,000	50%
Richard B. Bartram	40%	160,000	120,000	75%
Ashley Hall	45%	195,750	145,000	75%

Long-Term Incentive Compensation
Long-term incentive compensation, in the form of equity awards, is granted to our named executive officers in the discretion of our compensation committee under the terms of our Amended and Restated 2013 Stock Option and Incentive Plan (the “2013 Plan”). Equity awards granted to our named executive officers upon commencement of employment are typically granted under the terms of the Inducement Equity Plan (the "2017 Plan"). Our compensation committee believes that equity awards that are subject to vesting over time can be an effective vehicle for aligning team and individual performance with the achievement of our longer-term strategic and financial goals, and with stockholders' interests. These equity awards are designed to:
•     reward demonstrated leadership and performance;

•     align our named executive officers' interests with those of our stockholders;

•     retain our named executive officers through the term of the awards;

•     maintain competitive levels of executive equity incentive compensation; and

•     motivate our named executive officers for outstanding future performance.

The market for qualified and talented executives in the biopharmaceutical industry is highly competitive and we compete for talent with many companies, including major pharmaceutical companies that have greater resources than we do. Accordingly, we believe long-term incentive compensation in the form of equity awards is a crucial component of any competitive executive compensation package we offer.
Our equity awards have been in the form of options to purchase shares of our common stock and RSUs. We typically grant equity awards to each of our named executive officers upon commencement of employment, annually in conjunction with our review of individual performance or in connection with a promotion or as a special incentive. We may also grant additional awards from time to time to our named executive officers to reward demonstrated leadership and performance, align our named executive officers' interests with those of our stockholders, retain our named executive officers, maintain competitive levels of executive equity incentive compensation and motivate our named executive officers for outstanding future performance.
All equity awards granted to our named executive officers are approved by our compensation committee and, other than equity awards granted to new hires, or those made in connection with a promotion, are typically granted as of the beginning of the year. The size of these equity awards varies among our named executive officers based on their positions and annual performance assessments. All stock options granted to our named executive officers have exercise prices equal to the fair market value of our common stock on the date of grant, so that the recipient will not realize any value from their options unless our share price increases above the exercise price. Accordingly, this portion of our named executive officers' compensation is "at risk" and is directly aligned with stockholder value creation.
In addition, the stock options and RSUs granted to our named executive officers typically vest over four years, which we believe provides an incentive to our named executive officers to create value over the long-term and to remain with the Company. In January 2020, prior to the FDA approval and our commercial launch of NEXLETOL and NEXLIZET and the COVID-19 pandemic, our compensation committee granted stock options and RSUs to Mr. Mayleben, Mr. Bartram, Mr. Glickman and Ms. Hall in connection with their 2019 performance. As of December 31, 2020, all stock options awarded in 2020 to our executive officers were underwater and the value of the RSUs awarded in 2020 decreased approximately 58%. For additional information regarding the equity awards granted to our named executive officers, including the vesting terms of such awards, see the “2020 Outstanding Equity Awards at Fiscal Year-End Table” below.

In January 2021, our compensation committee granted stock options and RSUs to Mr. Mayleben, Mr. Bartram and Ms. Hall in connection with their 2020 performance. Our compensation committee granted Mr. Mayleben an option to purchase 175,000 shares of our common stock, Mr. Bartram an option to purchase 50,000 shares of our common stock and Ms. Hall an option to purchase 31,000 shares of our common stock. Our compensation committee also granted Mr. Bartram 5,000 RSUs and Ms. Hall 7,000 RSUs. The options and RSUs vest over a four year period in equal quarterly installments, the first of which will be May 15, 2021.

In January 2021, in connection with his hire, our compensation committee granted Mr. Koenig an option to purchase 150,000 shares of our common stock and 30,000 RSUs. The options and RSUs will vest over a four year period with 25% vesting on the one year anniversary of December 15, 2020 and the remainder in equal quarterly installments over the three year period thereafter.

Employee Benefits
In addition to the primary elements of compensation described above, our named executive officers are also eligible to participate in broad-based employee benefits programs available to all of our employees, including health insurance, life and disability insurance and our 401(k) plan. We match, in cash, 50% of the contributions to the Esperion Therapeutics' 401(k) plan by our employees, including our named executive officers, up to a maximum of 6% of their base salary. The 401(k) match vests over a three year period as follows: on or after first anniversary of date of hire: 33%; on or after second anniversary of date of hire: 67%; on or after third anniversary of date of hire: 100%.
Severance and Change in Control Arrangements
We have entered into employment agreements with each of our named executive officers that provide for specified payments and benefits in connection with a termination of employment by the Company without cause or a resignation by the executive officer for good reason. Our goal in providing severance and change in control payments and benefits is to offer sufficient cash continuity protection such that our named executive officers will focus their full time and attention on the requirements of the business rather than the potential implications for their respective positions. We prefer to have certainty regarding the potential severance amounts payable to our named executive officers, rather than negotiating severance at the time that a named executive officer's employment terminates. We have also determined that accelerated vesting provisions with respect to time-based equity awards upon a change in control of the Company are appropriate in certain circumstances because they encourage our named executive officers to stay focused on the business in those circumstances, rather than focusing on the potential implications for them personally. In addition, these employment agreements with our named executive officers contain non-solicitation, non-competition and confidentiality provisions. None of the employment agreements with our named executive officers provide for tax gross-ups or other reimbursement for tax amounts they might pay.
For a description of severance and change in control arrangements with our named executive officers, see "Employment Arrangements with our Named Executive Officers" and "Estimated Payments and Benefits upon Termination or Change in Control" below.
Other Compensation Policies
Hedging and Pledging Prohibitions
Our insider trading policy expressly prohibits short sales of our securities (including short sales "against the box”) and derivative transactions of our stock by our named executive officers, the non-employee members of our Board and specified other employees. Our insider trading policy expressly prohibits, without the advance approval of our audit committee, purchases or sales of puts, calls or other derivative securities of the Company or any derivative securities that provide the economic equivalent of or monetization transactions accomplished through the use of prepaid variable forwards, equity swaps, collars and exchange funds.
In addition, our insider trading policy expressly prohibits our named executive officers, the non-employee members of our Board and specified other employees from purchasing our securities on margin or borrowing against Company securities held in a margin account or, without the advance approval of our audit committee, pledging our securities as collateral for a loan or modifying an existing pledge.
Tax Considerations
None of our executive officers or non-employee members of our Board are entitled to a gross-up or other reimbursement for tax amounts they might pay pursuant to Section 4999 or Section 409A of the Code. Sections 280G and 4999 of the Code provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our Company that exceed certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax.
Generally, Section 162(m) of the Code disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid for any fiscal year to “covered employees” of the Company. With respect to taxable years before January 1, 2018, remuneration in excess of $1 million was exempt from this deduction limit if it qualified as “performance-based compensation” within the meaning of Section 162(m).
Under the Tax Cuts and Job Act of 2017, effective for taxable years that began after December 31, 2017, (1) the scope of Section 162(m) was expanded such that all named executive officers are “covered employees” and anyone who was a named executive officer in any year after 2016 will remain a covered employees for as long as he or she (or his or her beneficiaries) receive compensation from the Company and (2) the exception to the deduction limit for commission-based compensation and performance-based compensation was eliminated except with respect to certain grandfathered arrangements in effect as of November 2, 2017 that are not subsequently materially modified. Accordingly, compensation paid to our named executive officers in excess of $1 million will not be deductible unless it qualifies for the transition relief applicable to certain arrangements in place as of November 2, 2017, as described above.
The compensation committee believes that stockholder interests are best served if the committee retains maximum flexibility to design executive compensation programs that meet stated business objectives. For these reasons, the compensation committee, while considering tax deductibility as a factor in determining executive compensation, may not limit such compensation to those levels that will be deductible, particularly in light of the expansion of the covered employee group and the elimination of the exception for performance-based compensation.
2020 Summary Compensation Table
The following table provides information regarding the compensation paid and awarded to or earned by our named executive officers for each of the fiscal years set forth below.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock awards ($) (1)	Option awards ($) (2)	Non-equity incentive plan compensation ($) (3)	All other compensation ($)		Total ($)
Tim M. Mayleben	2020	700,000		—		1,420,021	4,518,084	210,000	76,919	(5)	6,925,024
	2019	625,000		—		—	—	375,000	80,850		1,080,850
President and Chief Executive Officer	2018	600,000		115,000	(4)	—	8,568,224	360,000	81,615		9,724,839
Richard B. Bartram	2020	400,000		—		461,584	1,470,247	120,000	9,750	(6)	2,461,581
	2019	340,000		—		—	—	136,000	9,500		485,500
Chief Financial Officer	2018	330,000		—		—	2,110,673	90,000	9,250		2,539,923
Mark. A Glickman	2020	453,409	(9)	—		363,440	1,154,730	—	382,000	(10)	2,353,579
	2019	440,000		—		—	—	176,000	8,392		624,392
Former Chief Commercial Officer	2018	322,500	(7)	—		1,345,800	7,147,108	190,000	9,250		9,014,658
Ashley Hall	2020	435,000		300,000	(11)	337,370	1,073,411	145,000	9,750	(6)	2,300,531
Chief Development Officer
Sheldon L. Koenig	2020	23,182	(8)	—		—	—	—	—		23,182
Chief Operating Officer
(1)Amount represent the aggregate grant date fair value of an RSU award computed in accordance with FASB ASC Topic 718. See Note 13 of the notes to our financial statements in our Annual Report on Form 10-K filed with the SEC on February 23, 2021, for a discussion of our assumptions in determining the grant date fair values of equity awards. This amount does not correspond to the actual value that may be recognized by our named executive officers.

(2)Amounts represent the aggregate grant date fair value of option awards granted to our named executive officers computed in accordance with FASB ASC Topic 718. See Note 13 of the notes to our financial statements in our Annual Report on Form 10-K filed with the SEC on February 23, 2021, for a discussion of our assumptions in determining the grant date fair values of equity awards. These amounts do not correspond to the actual value that may be recognized by our named executive officers.

(3)The amounts reported represent cash incentive awards made to our named executive officers under our annual incentive program. See "Compensation Discussion and Analysis—Annual Cash Compensation—Annual Cash Incentive Compensation" above for additional information.

(4)Reflects a discretionary bonus paid to Mr. Mayleben in recognition of his contribution to our significant achievements in 2018 and our overall strong performance as a company in 2018.

(5)Consists of (1) $13,000 in matching contributions to our 401(k) plan, (2) $60,000 in commuting allowances paid to Mr. Mayleben for expenses incurred for travel between his primary residence and our corporate headquarters and (3) $3,919 of other fringe benefits.

(6)Represents matching contributions to our 401(k) plan.

(7)Mr. Glickman joined the company as our Chief Commercial Officer effective April 1, 2018. The amount reflected in the Salary column for 2018 is based upon an annualized base salary of $430,000.

(8)Mr. Koenig joined the company as our Chief Operating Officer effective December 15, 2020. The amount reflected in the Salary column for 2020 is based upon an annualized base salary of $510,000.

(9)Mr. Glickman's employment ended on December 11, 2020.

(10)Consists of (1) $356,250 of base salary payments upon termination, (2) $13,685 of health care continuation associated with Mr. Glickman's termination and (3) $12,065 of matching contributions to our 401(k) plan.

(11)Ms. Hall was awarded $300,000 in cash incentive awards under a Supplemental Incentive Bonus Plan effective as of September 2018 for retention and recognition towards regulatory filing and approval goals.

2020 Grants of Plan-Based Awards Table
The following table shows information regarding grants of plan-based awards during the fiscal year end December 31, 2020, to our named executive officers.

Name	Grant Date	Estimated future payouts under non-equity incentive plan awards: Target ($) (1)	Estimated future payouts under non-equity incentive plan awards: Maximum ($) (1)	All other stock awards: number of shares of stock or units (#)	All other options awards: number of securities underlying options (#)	Exercise or base price of equity awards ($/sh) (3)	Grant date fair value of stock and option awards ($) (4)
Tim M. Mayleben	—	—	420,000	—	—	—	—
	1/2/2020	—	—	23,150	—	61.34	1,420,021
	1/2/2020	—	—	—	104,175	61.34	4,518,084
Richard B. Bartram	—	160,000	—	—	—	—	—
	1/2/2020	—	—	7,525	—	61.34	461,584
	1/2/2020	—	—	—	33,900	61.34	1,470,247
Mark Glickman	—	190,000	—	—	—	—	—
	1/2/2020	—	—	5,925	—	61.34	363,440
	1/2/2020	—	—	—	26,625	61.34	1,154,730
Ashley Hall	—	195,750	—	—	—	—	—
	1/2/2020	—	—	5,500	—	61.34	337,370
	1/2/2020	—	—	—	24,750	61.34	1,073,411
(1)Represents the target annual cash incentive award opportunities for each named executive officer under our 2020 annual incentive program as established by the compensation committee and described in "Compensation Discussion and Analysis" above. Actual payments made for 2020 are reported in the "Summary Compensation Table." There are no threshold amounts under our annual incentive program and, accordingly, that column has been omitted. There are no maximum amounts under our annual incentive program for named executive officers other than Mr. Mayleben.

(2)Represents the maximum annual cash incentive award for Mr. Mayleben under our 2020 annual incentive program. Mr. Mayleben’s annual cash incentive award is based upon the achievement of corporate performance criteria and determined by the compensation committee.

(3)The exercise price of these stock options or base price for RSU awards was determined by the compensation committee and is equal to the closing price of the Company's common stock on the NASDAQ Global Market on the grant date.

(4)Amounts represent the grant date fair value of equity awards granted to our named executive officers computed in accordance with FASB ASC Topic 718. See Note 13 of the notes to our financial statements in our Annual Report on Form 10-K filed with the SEC on February 23, 2021, for a discussion of our assumptions in determining the grant date fair values of equity awards. These amounts do not correspond to the actual value that may be recognized by our named executive officers.

2020 Outstanding Equity Awards at Year-End Table
The following table shows information regarding outstanding equity awards held at December 31, 2020, by our named executive officers.

		Option awards					Stock awards
Name	Grant date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date		Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
Tim M. Mayleben	1/16/2013 (1)	262,959	—	2.10	1/16/2023		—	—
	7/23/2013 (2)	190,000	—	17.11	7/23/2023		—	—
	12/20/2013 (2)	40,000	—	12.92	12/20/2023		—	—
	1/2/2015 (2)	92,000	—	41.23	1/2/2025		—	—
	3/18/2015 (2)	36,800	—	105.72	3/18/2025		—	—
	1/4/2016 (2)	30,000	—	21.65	1/4/2026		—	—
	1/3/2017 (2)	131,250	8,750	12.88	1/3/2027		—	—
	2/21/2017 (2)	160,395	10,705	24.42	2/21/2027		—	—
	1/2/2018 (2)	73,557	33,443	66.50	1/2/2028		—	—
	11/28/2018 (2)	55,000	55,000	52.38	11/28/2028		—	—
	1/2/2020 (2)	19,530	84,645	61.34	1/2/2030		—	—
	1/2/2020 (7)	—	—	—	—		21,704	564,304	(6)
Richard B. Bartram	7/23/2013 (3)	15,000	—	17.11	7/23/2023		—	—
	12/20/2013 (3)	17,200	—	12.92	12/20/2023		—	—
	1/2/2015 (2)	30,000	—	41.23	1/2/2025		—	—
	3/18/2015 (2)	12,000	—	105.72	3/18/2025		—	—
	1/4/2016 (2)	25,000	—	21.65	1/4/2026		—	—
	1/3/2017 (2)	28,125	1,875	12.88	1/3/2027		—	—
	2/21/2017 (2)	6,090	410	24.42	2/21/2027		—	—
	1/2/2018 (2)	26,466	12,034	66.50	1/2/2028		—	—
	11/28/2018 (2)	6,000	6,000	52.38	11/28/2028		—	—
	1/2/2020 (2)	6,354	27,546	61.34	1/2/2030		—	—
	1/2/2020 (5)	—	—	—	—		6,115	158,990	(6)
Mark Glickman	4/9/2018 (4)	84,372	—	67.29	3/14/2021	(9)	—	—
	11/28/2018 (3)	16,498	—	52.38	3/14/2021	(9)	—	—
	1/2/2020 (2)	4,992	—	61.34	3/14/2021	(9)	—	—
Ashley Hall	8/19/2015 (8)	150,000	—	57.54	8/19/2025		—	—
	1/4/2016 (3)	20,000	—	21.65	1/4/2026		—	—
	1/3/2017 (2)	25,305	1,695	12.88	1/3/2027		—	—
	2/21/2017 (2)	93,750	6,250	24.42	2/21/2027		—	—
	1/2/2018 (2)	9,625	4,375	66.5	1/2/2028		—	—
	11/28/2018 (2)	15,000	15,000	52.38	11/28/2028		—	—
	1/2/2020 (2)	4,638	20,112	61.34	1/2/2030		—	—
	1/2/2020 (5)	—	—	—	—		4,471	116,246	(6)

(1)The option vested over a four-year period, with 25% of the shares vesting on December 10, 2013, and the remainder in equal monthly installments on each monthly anniversary of such date thereafter, subject to continued employment through each such date, and is subject to an early exercise provision pursuant to which all shares underlying the option are immediately exercisable subject to a repurchase right in favor of the Company, which lapsed as the option vested.

(2)The options vest over a four-year period following the grant date in equal quarterly installments, subject to continued employment through each such date.

(3)The option vests over a four-year period following the grant date with 25% of the shares underlying each option vesting on the one-year anniversary of the grant date and 1/16th vesting on each quarterly anniversary of such date thereafter, subject to continued employment through each such date.

(4)The option vests over a four-year period with 25% of the shares underlying the option vesting on the one-year anniversary of April 1, 2018, and 1/16th vesting on each quarterly anniversary of such date thereafter, subject to continued employment through each such date.

(5)The RSUs vest over a four-year period following the grant date in equal quarterly installments, subject to continued employment through each such date.

(6)The market value of the unvested units is calculated based on the number of unvested units at December 31, 2020, and the closing market price of the Company's stock on December 31, 2020, the last trading day of 2020, of $26.00 per share.

(7)The RSUs vest over a four-year period with 1/16th of the units vesting on April 2, 2020, 3/16ths of the units vesting on January 2, 2021, and the remaining 75% of the units vesting on January 2, 2022, January 2, 2023, and January 2, 2024 in 25% installments.

(8)The option vests over a four-year period with 25% of the shares underlying the option vesting on the one-year anniversary of August 4, 2016, and 1/16th vesting on each quarterly anniversary of such date thereafter, subject to continued employment through each such date.

(9)In accordance with the terms of the equity grant, Mr. Glickman's stock option awards expire 3 months after his termination date.

2020 Option Exercises and Stock Vested Table
The following table shows information regarding exercised stock options and RSU awards that vested during the year ended December 31, 2020.

	Option Awards		RSU Awards Vested
Name	Number of shares acquired on exercise	Value realized on exercise ($) (1)	Number of shares vested	Value realized on vest date ($) (2)
Tim Mayleben	10,700	273,858	1,446	47,675
Richard Bartram	—	—	1,410	55,512
Ashley Hall	—	—	1,029	40,512
Mark Glickman	—	—	6,110	264,388
(1)The amount reported was calculating by multiplying the number of shares exercised by the difference between the option grant exercise price and the stock price upon exercise.

(2)The amount reported was calculated by multiplying the number of shares acquired on vesting by the closing price of the Company's common stock on the vesting date.
Pension Benefits
None of our named executive officers participates in or has an account balance in qualified or non-qualified defined benefit plans sponsored by us.

Non-Qualified Deferred Compensation
None of our named executive officers participates in or has an account balance in non-qualified defined contribution plans or other deferred compensation plans maintained by us.
Employment Arrangements with Our Named Executive Officers

Employment Agreements
We have entered into amended and restated employment agreements with each of our named executive officers. Except as noted below, these amended and restated employment agreements provide for "at will" employment.
Mr. Mayleben
On May 14, 2015, we entered into an employment agreement with Mr. Mayleben. Mr. Mayleben receives an annual base salary of $700,000. Pursuant to the terms of his employment agreement, Mr. Mayleben is also eligible to receive an annual performance bonus, with a target amount equal to 60% of his annual base salary. Mr. Mayleben is also eligible to participate in our employee benefit plans, subject to the terms of such plans. Pursuant to his employment agreement, in the event that Mr. Mayleben’s employment is terminated by the Company without "cause" (as defined in the employment agreement) or he resigns his employment for "good reason" (as defined in the employment agreement), subject to his execution and non-revocation of a separation agreement that includes a customary release of claims in favor of the Company, Mr. Mayleben is entitled to receive (i) severance in an amount equal to his then-current annual base salary, payable in 12 monthly installments, and (ii) if he is participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of 12 months following termination or the end of his COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to him had he remained employed with us. In the event of a "sale event" (as defined in the employment agreement), all stock options and other stock-based awards with time-based vesting held by Mr. Mayleben will immediately accelerate and become exercisable or non-forfeitable as of the date of the sale event. In the event that his employment is terminated by the Company without cause or he resigns his employment for good reason, in either case within a 12 month period following a sale event, subject to his execution and non-revocation of a separation agreement that includes a customary release of claims in favor of the Company, Mr. Mayleben is entitled to receive (i) an amount equal to one and a half times his then-annual base salary, plus his target bonus, payable in lump sum within 60 days after the date of termination, and (ii) if he is participating in our group health plan immediately prior to his termination, a cash payment equal to the amount that we would have made to provide health insurance to him had he remained employed with us for 18 months following termination. In addition, Mr. Mayleben has entered into an employee non-competition, non-solicitation, confidentiality and assignment agreement that contains, among other things, non-competition and non-solicitation provisions that apply during the term of his employment and for one year thereafter.
Mr. Bartram
On May 14, 2015, we entered into an employment agreement with Mr. Bartram. Mr. Bartram receives an annual base salary of $400,000. Pursuant to the terms of his employment agreement, Mr. Bartram is also eligible to receive an annual performance bonus, with a target amount equal to 40% of his annual base salary. Mr. Bartram is also eligible to participate in the Company's employee benefit plans, subject to the terms of such plans. Pursuant to his employment agreement, in the event that Mr. Bartram’s employment is terminated by the Company without "cause" (as defined in the employment agreement), subject to his execution and non-revocation of a separation agreement that includes a customary release of claims in favor of the Company, he is entitled to receive (i) an amount equal to nine months of his then-current annual base salary, payable in nine monthly installments, and (ii) if he is participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of nine months following termination or the end of his COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to him had he remained employed with us. In the event of a "sale event" (as defined in the employment agreement), all stock options and other stock-based awards with time-based vesting held by Mr. Bartram will immediately accelerate and become exercisable or non-forfeitable as of the date of the sale event. In the event that Mr. Bartram’s employment is terminated by the Company without cause or he resigns his employment for "good reason" (as defined in the employment agreement), in either case within a 12 month period following a sale event, subject to his execution and non-revocation of a separation agreement that includes a customary release of claims in favor of the Company, he is entitled to receive (i) an amount equal to his then-annual base salary, plus his target bonus, payable in lump sum within 60 days after the date of termination, and (ii) if he is participating in our group health plan immediately prior to his termination, a cash payment equal to the amount that we would have made to provide health insurance to him had he remained employed with us for 12 months following termination. In addition, Mr. Bartram has entered into an employee non-competition, non-solicitation, confidentiality and assignment agreement that contains, among other things, non-competition and non-solicitation provisions that apply during the term of his employment and for one year thereafter.

Mr. Glickman
On March 14, 2018, we entered into an employment agreement with Mr. Glickman. Mr. Glickman received an annual base salary of $475,000. Pursuant to the terms of his employment agreement, Mr. Glickman was also eligible to receive an annual performance bonus, with a target amount equal to 40% of his annual base salary. Mr. Glickman was also eligible to participate in the Company's employee benefit plans, subject to the terms of such plans. Pursuant to his employment agreement, in the event that Mr. Glickman’s employment is terminated by the Company without "cause" (as defined in the employment agreement), subject to his execution and non-revocation of a separation agreement that includes a customary release of claims in favor of the Company, he is entitled to receive (i) an amount equal to nine months of his then-current annual base salary, payable in nine monthly installments, and (ii) if he is participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of nine months following termination or the end of his COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to him had he remained employed with us. In the event that Mr. Glickman’s employment is terminated by the Company without cause or he resigns his employment for "good reason" (as defined in the employment agreement), in either case within a 12 month period following a sale event, subject to his execution and non-revocation of a separation agreement that includes a customary release of claims in favor of the Company, he is entitled to receive (i) an amount equal to his then-annual base salary, plus his target bonus, payable in lump sum within 60 days after the date of termination, and (ii) if he is participating in our group health plan immediately prior to his termination, a cash payment equal to the amount that we would have made to provide health insurance to him had he remained employed with us for 12 months following termination. In addition, Mr. Glickman has entered into an employee non-competition, non-solicitation, confidentiality and assignment agreement that contains, among other things, non-competition and non-solicitation provisions that apply during the term of his employment and for one year thereafter.
Ms. Hall
On August 28, 2015, we entered into an employment agreement with Ms. Hall. Ms. Hall receives an annual base salary of $435,000. Pursuant to the terms of her employment agreement, Ms. Hall is also eligible to receive an annual performance bonus, with a target amount equal to 45% of her annual base salary. Ms. Hall is also eligible to participate in the Company's employee benefit plans, subject to the terms of such plans. Pursuant to her employment agreement, in the event that Ms. Hall’s employment is terminated by the Company without "cause" (as defined in the employment agreement), subject to her execution and non-revocation of a separation agreement that includes a customary release of claims in favor of the Company, she is entitled to receive (i) an amount equal to nine months of her then-current annual base salary, payable in nine monthly installments, and (ii) if she is participating in our group health plan immediately prior to her termination, a monthly cash payment until the earlier of nine months following termination or the end of her COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to her had she remained employed with us. In the event that Ms. Hall’s employment is terminated by the Company without cause or she resigns her employment for "good reason" (as defined in the employment agreement), in either case within a 12 month period following a sale event, subject to her execution and non-revocation of a separation agreement that includes a customary release of claims in favor of the Company, she is entitled to receive (i) an amount equal to her then-annual base salary, plus her target bonus, payable in lump sum within 60 days after the date of termination, and (ii) if she is participating in our group health plan immediately prior to her termination, a cash payment equal to the amount that we would have made to provide health insurance to her had she remained employed with us for 12 months following termination. In addition, Ms. Hall has entered into an employee non-competition, non-solicitation, confidentiality and assignment agreement that contains, among other things, non-competition and non-solicitation provisions that apply during the term of her employment and for one year thereafter.
Mr. Koenig
On December 15, 2020, we entered into an employment agreement with Mr. Koenig. Mr. Koenig receives an annual base salary of $510,000. Pursuant to the terms of his employment agreement, Mr. Koenig is also eligible to receive an annual performance bonus, with a target amount equal to 45% of his annual base salary. Mr. Koenig is also eligible to participate in the Company's employee benefit plans, subject to the terms of such plans. Pursuant to his employment agreement, in the event that Mr. Koenig’s employment is terminated by the Company without "cause" (as defined in the employment agreement), subject to his execution and non-revocation of a separation agreement that includes a customary release of claims in favor of the Company, he is entitled to receive (i) an amount equal to nine months of his then-current annual base salary, payable in nine monthly installments, and (ii) if he is participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of nine months following termination or the end of his COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to him had he remained employed with us. In the event that Mr. Koenig’s employment is terminated by the Company without cause or he resigns his employment for "good reason" (as defined in the employment agreement), in either case within a 12 month period following a sale event, subject to his execution and non-revocation of a separation agreement that includes a customary release of claims in favor of the Company, he is entitled to receive (i) an amount equal to his then-annual base salary, plus his target bonus, payable in lump sum within 60 days after the date of termination, and (ii) if he is participating in our group health plan immediately prior to his termination, a cash payment equal to the amount that we would have made to provide health insurance to him had he remained employed with us for 12 months following termination. In addition, Mr. Koenig has entered into an employee non-competition, non-solicitation, confidentiality and assignment agreement that contains, among other things, non-competition and non-solicitation provisions that apply during the term of his employment and for one year thereafter.
Estimated Payments and Benefits Upon Termination or Change in Control
The amount of compensation and benefits payable to each of our named executive officers in various termination of employment and change in control situations, assuming that the triggering event occurred on December 31, 2020, has been estimated in the tables below. The closing price of the Company's common stock on the NASDAQ Stock Market as of December 31, 2020, the last trading day of 2020, was $26.00 per share. The value of the unvested stock options was calculated by multiplying the number of unvested option shares subject to vesting acceleration as of December 31, 2020, by the difference between the closing price of the Company's common stock as of December 31, 2020, and the exercise price for such unvested option shares. The value of the unvested RSUs was calculated by multiplying the number of unvested RSUs subject to vesting acceleration as of December 31, 2020 by the closing price of the Company's common stock as of December 31, 2020.
Mr. Mayleben
The following table sets forth the potential payments and benefits upon employment termination or a sale event for Tim M. Mayleben, the Company's President and Chief Executive Officer, as if the triggering event occurred on December 31, 2020.

Executive benefits and payment upon termination	Voluntary resignation not for good reason ($)	Voluntary resignation for good reason ($)	Termination by Company without cause ($)	Termination by Company for cause ($)	Upon a sale event ($)	Termination by Company without cause or voluntary resignation for good reason within 12 months following a sale event ($)
Compensation:
Base salary	—	700,000	700,000	—	—	1,050,000
Cash incentive bonus	—	—	—	—	—	420,000
Equity awards unvested and accelerated	—	—	—	—	696,018	—
Benefits and Perquisites:
Health care continuation	—	10,779	10,779	—	—	16,169
Total	—	710,779	710,779	—	696,018	1,486,169

Mr. Bartram
The following table sets forth the potential payments and benefits upon employment termination or a sale event for Richard B. Bartram, the Company's Chief Financial Officer, as if the triggering event occurred on December 31, 2020.

Executive benefits and payment upon termination	Voluntary resignation not for good reason ($)	Voluntary resignation for good reason ($)	Termination by Company without cause ($)	Termination by Company for cause ($)	Upon a sale event ($)	Termination by Company without cause or voluntary resignation for good reason within 12 months following a sale event ($)
Compensation:
Base salary	—	—	300,000	—	—	400,000
Cash incentive bonus	—	—	—	—	—	160,000
Equity awards unvested and accelerated	—	—	—	—	184,238	—
Benefits and Perquisites:
Health care continuation	—	—	13,685	—	—	18,247
Total	—	—	313,685	—	184,238	578,247
Mr. Glickman
The following table sets forth the payments and benefits upon employment termination for Mark Glickman, the Company's former Chief Commercial Officer. The employment relationship with Mr. Glickman ended on December 11, 2020.

Executive benefits and payment upon termination	Termination by Company without cause ($)
Compensation:
Base salary	356,250
Cash incentive bonus	—
Equity awards unvested and accelerated	—
Benefits and Perquisites:
Health care continuation	13,685
Total	369,935

Ms. Hall
The following table sets forth the potential payments and benefits upon employment termination or a sale event for Ashley Hall, the Company's Chief Development Officer, as if the triggering event occurred on December 31, 2020.

Executive benefits and payment upon termination	Voluntary resignation not for good reason ($)	Voluntary resignation for good reason ($)	Termination by Company without cause ($)	Termination by Company for cause ($)	Upon a sale event ($)	Termination by Company without cause or voluntary resignation for good reason within 12 months following a sale event ($)
Compensation:
Base salary	—	—	326,250	—	—	435,000
Cash incentive bonus	—	—	—	—	—	195,750
Equity awards unvested and accelerated	—	—	—	—	148,359	—
Benefits and Perquisites:
Health care continuation	—	—	13,685	—	—	18,247
Total	—	—	339,935	—	148,359	648,997

Mr. Koenig
The following table sets forth the potential payments and benefits upon employment termination or a sale event for Sheldon Koenig, the Company's Chief Operating Officer, as if the triggering event occurred on December 31, 2020.

Executive benefits and payment upon termination	Voluntary resignation not for good reason ($)	Voluntary resignation for good reason ($)	Termination by Company without cause ($)	Termination by Company for cause ($)	Upon a sale event ($)	Termination by Company without cause or voluntary resignation for good reason within 12 months following a sale event ($)
Compensation:
Base salary	—	—	382,500	—	—	510,000
Cash incentive bonus	—	—	—	—	—	229,500
Equity awards unvested and accelerated	—	—	—	—	—	—
Benefits and Perquisites:
Health care continuation	—	—	13,685	—	—	18,247
Total	—	—	396,185	—	—	757,747

CEO Pay Ratio
Pursuant to a mandate of the Dodd-Frank Act, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s total annual compensation to the total annual compensation of our Chief Executive Officer.
We believe that our compensation philosophy must be consistent and internally equitable to motivate our employees to create stockholder value. The purpose of this disclosure is to provide a measure of pay equity within the organization.

As illustrated in the table below, our 2020 CEO to median employee pay ratio was 39:1.

Chief Executive Officer 2020 Annual Total Compensation	$6,925,024
Median Employee 2020 Annual Total Compensation	$179,168
Ratio of CEO to Median Employee Compensation	39:1

We identified our median employee by using 2020 annual total compensation, our consistently applied compensation measure, for all individuals, excluding our CEO, who were employed by us on December 31, 2020 (annualized in the case of permanent full-time and part-time employees who joined the Company during 2020). After identifying the median employee, we calculated the annual total compensation for that employee using the same methodology used for our CEO’s annual total compensation as disclosed in the Summary Compensation Table, including base salary, bonus, stock awards, option awards, non-equity plan compensation, and all other compensation.
The pay ratio increased from the 2019 pay ratio of 4:1 primarily due to an increase in the equity compensation of our CEO as detailed in the Compensation Discussion and Analysis. This was entirely due to a change in timing of granting equity compensation to our executive officers in the prior years.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Director Compensation Policy
We adopted a non-employee director compensation policy that became effective upon our initial public offering. Effective May 29, 2019, each of the non-employee members of our Board is entitled to the following equity compensation pursuant to this policy:

•Upon initial election to our Board, each non-employee director receives an RSU grant of the Company’s stock with a grant date fair value of $500,000, calculated based on the closing price of the Common Stock on the Nasdaq Stock Market on the date of the grant. Such initial equity grants shall vest in equal monthly installments during the 36 months following the grant date, subject to the director’s continued service on the Board. Effective April 5, 2021, such initial equity grants will vest in annual installments over three years, subject to the director’s continued service on the Board.

•Each continuing non-employee member of our Board receives an annual RSU grant of the Company’s stock to each non-employee director service on the Board immediately following the Company’s annual meeting of stockholders, other than a director receiving an initial award, with a grant date fair value of $250,000, calculated based on the closing price of the Common Stock on the Nasdaq Stock Market on the date of the grant. Such annual grant vests on the earlier of the one-year anniversary of the grant date and the Company’s next Annual Meeting of Stockholders, subject to the director’s continued service on the Board. The number of RSUs granted is pro-rated based on the number of calendar days served by such director during the applicable year.

All the foregoing restricted stock units will become immediately vested upon the death or disability of a director or upon a change in control of the Company, subject to the director’s continued service on the Board at that time.
Prior to May 29, 2019, upon initial election to the Board, each non-employee director received an initial equity grant of an option to purchase 18,700 shares of our common stock and each continuing non-employee member of the Board received an annual equity grant of an option to purchase 10,100 shares of our common stock, each with the same vesting schedules as described above.
Effective April 9, 2018, each of the non-employee members of our Board also annually receives a $40,000 cash retainer for general availability and participation in meetings and conference calls of our Board. Effective April 5, 2021, this cash retainer has been increased to $50,000 to align us with the 50th percentile of our peer group. Additionally, the audit committee chairperson annually receives a $20,000 cash retainer, each audit committee member (other than the chairperson) annually receives a $10,000 cash retainer, the compensation committee chairperson annually receives a $15,000 cash retainer, each compensation committee member (other than the chairperson) annually receives a $7,500 cash retainer, the nominating and corporate governance committee chairperson annually receives a $10,000 cash retainer and each nominating and corporate governance committee member (other than the chairperson) annually receives a $5,000 cash retainer. The Lead Independent Director receives an additional annual cash retainer of $20,000, which has been increased to $25,000 effective April 5, 2021, to align us with the 50th percentile of our peer group. The amounts for such annual retainers are pro-rated based on the number of calendar days served by such director during the applicable year.
Effective March 29, 2020, with the establishment of the Compliance Committee, the compliance committee chairperson annually receives a $15,000 cash retainer and each compliance committee member (other than the chairperson) annually receives a $7,500 cash retainer.
Prior to April 9, 2018, each of our directors annually received a $35,000 cash retainer, the audit committee chairperson annually received a $15,000 cash retainer, each audit committee member (other than the chairperson) annually received a $7,500 cash retainer, the compensation committee chairperson annually received a $10,000 cash retainer, each compensation committee member (other than the chairperson) annually received a $5,000 cash retainer, the nominating and corporate governance committee chairperson annually received a $7,000 cash retainer and each nominating and corporate governance committee member (other than the chairperson) annually received a $3,500 cash retainer. The lead independent director received an additional annual cash retainer of $15,000. We reimburse each member of our Board who is not an employee for reasonable travel and other expenses in connection with attending meetings of our Board or committees thereof.
The following table provides compensation information for the fiscal year ended December 31, 2020, for each member of our Board, other than those whose information is reflected in the Summary Compensation Table. Mr. Mayleben did not receive any compensation for his services as a director during the year ended December 31, 2020. No member of our Board employed by us receives separate compensation for services rendered as a member of our Board.

Director Name	Fees Earned or Paid in Cash ($)	Restricted Stock Unit Awards ($) (1)	Total ($)
Jeffrey Berkowitz, J.D.	51,331	250,000	301,331
Scott Braunstein, M.D. (2)	27,258	—	27,258
Alan Fuhrman (3)	36,391	550,000	586,391
Antonio M. Gotto, Jr., M.D., D.Phil.	45,000	250,000	295,000
Daniel Janney	50,000	250,000	300,000
Mark E. McGovern, M.D.	45,000	250,000	295,000
Jay P. Shepard	65,000	250,000	315,000
Nicole Vitullo	77,500	250,000	327,500
Tracy M. Woody	43,810	250,000	293,810
(1)Amount represent the aggregate grant date fair value of an RSU award computed in accordance with FASB ASC Topic 718. See Note 13 of the notes to our financial statements in our Annual Report on Form 10-K filed with the SEC on February 23, 2021, for a discussion of our assumptions in determining the grant date fair values of equity awards. This amount does not correspond to the actual value that may be recognized by our directors.

(2)Dr. Braunstein resigned as a director effective as of March 14, 2020.

(3)Alan Fuhrman was elected to the Board effective March 15, 2020. The RSUs granted are in connection with his initial election to the Board ($500,000) and his annual RSU award, pro-rated based on the number of calendar days served during the year.

The following table provides the aggregate number of shares of our common stock underlying unexercised options to purchase shares of our common stock and the number of securities underlying unvested restricted stock units held by each non-employee member of our Board as of December 31, 2020:

Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unvested Restricted Stock Units
Jeffrey Berkowitz, J.D.	29,427	6,106
Scott Braunstein, M.D. (1)	44,100	—
Alan Fuhrman	—	10,089
Antonio M. Gotto, Jr., M.D., D.Phil.	65,100	6,106
Daniel Janney	66,571	6,106
Mark E. McGovern, M.D.	65,100	6,106
Jay P. Shepard	18,700	6,106
Nicole Vitullo	45,100	6,106
Tracy M. Woody	—	10,815

(1)Dr. Braunstein resigned as a director effective as of March 14, 2020. Dr. Braunstein's stock options will expire on March 14, 2021.

Equity Compensation Plans
The following table sets forth information as of December 31, 2020 regarding shares of common stock that may be issued under our equity compensation plans, consisting of the 2008 Incentive Stock Option and Restricted Stock Plan (the “2008 Plan”), the 2013 Plan, the 2017 Inducement Equity Plan (the “2017 Plan”) and the 2020 Employee Stock Purchase Plan (the "2020 ESPP").

Plan Category	Number of securities to be issued upon exercise of outstanding options and vesting of restricted stock units (#)	Weighted-average exercise price of outstanding options and restricted stock units ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders (1)	3,904,640	38.66	1,902,904	(3)
Equity compensation plans not approved by security holders (2)	673,112	53.40	407,544	(3)
Total	4,577,752	40.83	2,310,448
(1)Consists of the 2008 Plan, the 2013 Plan and the 2020 ESPP.

(2)Consists of the 2017 Plan.

(3)As of April 1, 2021, there were zero shares available for grant under the 2008 Plan, 1,507,146 shares available for grant under the 2013 Plan, 367,924 shares available for grant under the 2017 Plan, and 774,182 shares available for grant under our 2020 ESPP. Our 2013 Plan provides that on January 1st of each year beginning on January 1, 2016, the number of shares reserved under such plan will be increased by the lesser of (i) 2.5% of the aggregate number of shares of common stock outstanding on the immediately preceding December 31st and (ii) such number of shares as determined by the compensation committee.

Exchange Act Rule 10b5-1 Sales Plans
Our policy governing transactions in our securities by the non-employee members of our Board of Directors, officers and employees permits our officers, directors and certain other persons to enter into trading plans complying with Rule 10b5-1 under the Exchange Act. Generally, under these trading plans, the individual relinquishes control over the transactions once the trading plan is put into place. Accordingly, sales under these plans may occur at any time, including possibly before, simultaneously with, or immediately after significant events involving our company.
Compensation Committee Interlocks and Insider Participation
During 2020, Ms. Vitullo, Mr. Berkowitz, Mr. Shepard and Ms. Woody served as members of our compensation committee. No member of the compensation committee was an employee or officer of Esperion during 2020, a former officer of Esperion, or had any other relationship with us requiring disclosure herein.
During the last fiscal year, none of our executive officers served as: (1) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee; (2) a director of another entity, one of whose executive officers served on our compensation committee; or (3) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Board.

RELATED PARTY TRANSACTIONS
Other than compensation arrangements, we describe below transactions and series of similar transactions since January 1, 2020, to which we were a party or will be a party, in which:
•the amounts involved exceeded or will exceed $120,000; and

•any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our directors and named executive officers are described elsewhere in this proxy statement.
Real Endpoints
Jeffrey Berkowitz, our director, is the chief executive officer of Real Endpoints, a third-party consultant that we engaged to provide us with market research and related data. Since January 1, 2020, in connection with Real Endpoints' services for modeling and support services for ICER review, we paid $296,260 to Real Endpoints in 2020 and expect to incur $138,750 in 2021.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys' fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person's services as a director or executive officer.
Procedures for Approval of Related Party Transactions
Our audit committee reviews and approves transactions with directors, officers and holders of 5% or more of our capital stock and their affiliates, each of whom we refer to as a related party. We have adopted a written related party transaction approval policy that governs the review of related party transactions. Pursuant to this policy, our audit committee shall review the material facts of all related party transactions. The audit committee shall take into account, among other factors that it deems appropriate, whether the related party transaction is on terms no less favorable to us than terms generally available in a transaction with an unrelated third party under the same or similar circumstances and the extent of the related party's interest in the related party transaction. Further, when stockholders are entitled to vote on a transaction with a related party, the material facts of the related party's relationship or interest in the transaction are disclosed to the stockholders, who must approve the transaction in good faith.

TRANSACTION OF OTHER BUSINESS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

ADDITIONAL INFORMATION
Procedures for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. Our bylaws provide that, for nominations of persons for election to our Board or other proposals to be considered at an Annual Meeting of stockholders, a stockholder must give written notice to our Secretary at 3891 Ranchero Drive, Suite 150, Ann Arbor, MI 48108, not later than the close of business on February 26, 2022 (90 days prior to the first anniversary of the date of the preceding year's Annual Meeting), nor earlier than the close of business on January 27, 2022 (120 days prior to the first anniversary of the date of the preceding year's Annual Meeting). However, the bylaws also provide that in the event the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person's written consent to be named in the proxy statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information.
The advance notice requirements for the Annual Meeting are as follows: a stockholder's notice shall be timely if delivered to our Secretary at the address set forth above not later than the close of business on the later of the 90th day prior to the scheduled date of the Annual Meeting or the 10th day following the day on which public announcement of the date of the Annual Meeting is first made or sent by us.
Requirements for Stockholder Proposals to be Considered for Inclusion in the Company's Proxy Materials. In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2022 Annual Meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 16, 2021. Such proposals must be delivered to our Secretary, c/o Esperion Therapeutics, Inc., 3891 Ranchero Drive, Suite 150, Ann Arbor, MI 48108.

ESPERION The Lipid Management Company

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 26, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ESPR2021**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 26, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D42673-P52343

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ESPERION THERAPEUTICS, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Class II Directors

Nominees:	**For**	**Withhold**
1a. Jeffrey Berkowitz, J.D.	☐	☐
1b. Antonio M. Gotto Jr., M.D., D.Phil.	☐	☐
1c. Nicole Vitullo	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: The proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 27, 2021:
The Notice, Proxy Statement and our 2020 Annual Report are available at www.proxyvote.com.

D42674-P52343

ESPERION THERAPEUTICS, INC.
Annual Meeting of Stockholders
May 27, 2021 8:00 AM Eastern Time
This proxy is solicited on behalf of the Board of Directors of Esperion Therapeutics, Inc.

The undersigned hereby appoints Tim M. Mayleben and Richard B. Bartram as proxies and attorneys-in-fact of the undersigned, each with the power to act without the other and with the power of substitution, and hereby authorizes them to represent and vote all the shares of common stock of Esperion Therapeutics, Inc. (the "Company") standing in the name of the undersigned on March 29, 2021, with all powers which the undersigned would possess if present at the 2021 Annual Meeting of Stockholders of the Company to be held on May 27, 2021 or at any adjournment or postponement thereof. Receipt of the Notice of the 2021 Annual Meeting of Stockholders and Proxy Statement and the 2020 Annual Report is hereby acknowledged.

In order for your vote to be submitted by this proxy, you must (i) properly complete the telephone or Internet voting instructions no later than 11:59 P.M. Eastern Time on May 26, 2021 or (ii) properly complete and return this proxy card so your vote is received prior to the vote at the 2021 Annual Meeting of Stockholders of the Company. Submitting your proxy by mail, via the Internet or by telephone will not affect your right to vote in person should you decide to attend the 2021 Annual Meeting of Stockholders of the Company.

This proxy, when properly executed, will be voted in accordance with the specifications made by you. If you do not give any direction, the proxy will be voted (i) "FOR" the election of each of the nominees for director; (ii) "FOR" the approval of the advisory resolution on the compensation of the Company's named executive officers; (iii) "FOR" the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2021, and (iv) in the discretion of the proxies upon such other matters as may properly come before the 2021 Annual Meeting.

Continued and to be signed on reverse side

Your **Vote** Counts!

ESPERION THERAPEUTICS, INC.

2021 Annual Meeting
Vote by May 26, 2021
11:59 PM ET

ESPERION The Lipid Management Company

D42720-P52343

You invested in ESPERION THERAPEUTICS, INC. and it's time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. **This is an important notice regarding the availability of proxy material for the stockholder meeting to be held on May 27, 2021.**

Get informed before you vote

View the Notice and Proxy Statement and our 2020 Annual Report online OR you can receive a free paper or email copy of the material(s) by requesting prior to May 13, 2021. If you would like to request a copy of the material(s) for this and/or future stockholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

For complete information and to vote, visit **www.ProxyVote.com**

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May 27, 2021
8:00 AM Eastern Time

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V1

Vote at www.ProxyVote.com

THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming stockholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Voting Items	Board Recommends
1. Election of Class II Directors **Nominees:** 1a. Jeffrey Berkowitz, J.D.	For
1b. Antonio M. Gotto Jr., M.D., D.Phil.	For
1c. Nicole Vitullo	For
2. To approve the advisory resolution on the compensation of our named executive officers	For
3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021	For

NOTE: The proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

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